================================================================================

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 4, 1999)

                      4,000,000 TRUST PREFERRED SECURITIES
                              MET-ED CAPITAL TRUST
                        7.35% TRUST PREFERRED SECURITIES
                 (Liquidation amount $25 per Preferred Security)
            each representing a 7.35% Cumulative Preferred Security of
                             MET-ED CAPITAL II, L.P.
                 (Liquidation amount $25 per Preferred Security)
          Fully and unconditionally guaranteed, as described herein, by
                           METROPOLITAN EDISON COMPANY

                                   ----------

     A BRIEF DESCRIPTION OF THE TRUST PREFERRED SECURITIES CAN BE FOUND UNDER "SUMMARY INFORMATION--Q&A" IN THIS PROSPECTUS SUPPLEMENT.

                                   ----------

     APPLICATION HAS BEEN MADE TO LIST THE TRUST PREFERRED SECURITIES ON THE NEW YORK STOCK EXCHANGE. IF APPROVED, METROPOLITAN EDISON COMPANY EXPECTS THAT THE TRUST PREFERRED SECURITIES WILL BEGIN TRADING WITHIN 30 DAYS AFTER THEY ARE FIRST ISSUED.

                                   ----------

     INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-8.

                                   ----------

                                                    UNDERWRITING
                                      PRICE TO     DISCOUNTS AND      PROCEEDS
                                       PUBLIC       COMMISSIONS       TO TRUST
                                    ------------   --------------   ------------
Per Trust Preferred Security....        $25          See below          $25
Total...........................    $100,000,000     See below      $100,000,000

     Metropolitan Edison Company will pay the underwriting commissions set forth in the table above, except that for sales of 10,000 or more Trust Preferred Securities to a single purchaser, the commission will be $.50 per Trust Preferred Security. Met-Ed Capital Trust will not pay any underwriting commissions. Any accumulated distributions from the date of original issuance of the Trust Preferred Securities should be added to the Price to Public.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Underwriters expect to deliver the Trust Preferred Securities to purchasers on or about May 28, 1999.

                                   ----------


MORGAN STANLEY DEAN WITTER

                         A.G. EDWARDS & SONS, INC.

                                       BANC ONE CAPITAL MARKETS, INC.

                                              LEGG MASON WOOD WALKER
                                                   INCORPORATED

                                                           SALOMON SMITH BARNEY
May 24, 1999

================================================================================

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Metropolitan Edison Company and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Metropolitan Edison Company and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus is accurate as of the date on the front of the documents only. Metropolitan Edison Company's business, financial condition, results of operations and prospects may have changed since that date.


                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

Summary Information - Q&A................................................   S-3
Risk Factors.............................................................   S-8
Incorporation of Certain Documents by Reference..........................  S-11
Selected Consolidated Financial Information..............................  S-12
Capitalization...........................................................  S-13
Use of Proceeds..........................................................  S-14
Ratio of Earnings to Fixed Charges and Earnings to
  Combined Fixed Charges and Preferred Stock Dividends...................  S-14
Description of the Trust Securities......................................  S-15
Description of the Preferred Securities..................................  S-23
Description of the Guarantee.............................................  S-29
Description of the Subordinated Debentures and the Debenture Indenture...  S-32
Certain Federal Income Tax Considerations................................  S-33
ERISA Considerations.....................................................  S-37
Underwriting.............................................................  S-40
Experts..................................................................  S-42


                                   PROSPECTUS

Available Information....................................................     4
Incorporation of Certain Documents by Reference..........................     5
Metropolitan Edison Company..............................................     6
Met-Ed Capital Trust.....................................................     6
Met-Ed Capital II, L.P...................................................     7
Financing Program........................................................     7
Use of Proceeds..........................................................     7
Company Coverage Ratios..................................................     8
Accounting Treatment.....................................................     8
Description of Senior Notes..............................................     9
Description of Senior Note Mortgage Bonds................................    19
Description of The Trust Securities......................................    24
Description of The Preferred Securities..................................    27
Description of The Guarantee.............................................    29
Description of The Subordinated Debentures and the Debenture Indenture...    32
Plan of Distribution.....................................................    38
Legal Matters............................................................    39
Experts..................................................................    39

                            SUMMARY INFORMATION--Q&A

     The following information supplements, and should be read together with, the information contained in other parts of this Prospectus Supplement and in the accompanying Prospectus. This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus to help you understand the 7.35% Trust Preferred Securities ("Trust Securities"). You should carefully read this Prospectus Supplement and the accompanying Prospectus to understand fully the terms of the Trust Securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Trust Securities. You should pay special attention to the "Risk Factors" section beginning on page S-8 of this Prospectus Supplement to determine whether an investment in the Trust Securities is appropriate for you.

WHAT ARE THE TRUST SECURITIES?

     Each Trust Security will be issued by Met-Ed Capital Trust (the "Trust") pursuant to the terms of an Amended and Restated Trust Agreement ("Trust Agreement"). Each Trust Security will represent a beneficial interest in the Trust equal to and representing a cumulative preferred limited partnership interest ("Preferred Securities") in Met-Ed Capital II, L.P. ("Met-Ed Capital"). The Preferred Securities will be the sole assets of the Trust and the only revenues of the Trust will be the distributions on the Preferred Securities. Each Trust Security will entitle the holder to receive quarterly cash distributions as described in this Prospectus Supplement. The Trust is offering 4,000,000 Trust Securities at a price of $25 for each Trust Security.

WHO IS THE TRUST?

     The Trust is a Delaware business trust. The mailing address of the Trust is c/o GPU Service, Inc., 310 Madison Avenue, Morristown, New Jersey 07962, and its telephone number is (973) 455-8200.

     The Trust will sell its Trust Securities to the public. The Trust will use the proceeds from these sales to buy from Met-Ed Capital a series of Preferred Securities. Met-Ed Capital will in turn use the proceeds from the sale of the Preferred Securities, plus the capital contribution made by Met-Ed Preferred Capital II, Inc., a Delaware special purpose corporation and the sole general partner of Met-Ed Capital (the "General Partner") to purchase 7.35% subordinated debentures, Series A due 2039 ("Subordinated Debentures") from Metropolitan Edison Company (the "Company") with the same financial terms as the Preferred Securities. The Company will guarantee payments made on the Preferred Securities as described herein.

     The Bank of New York will act as the Property Trustee (as defined below) of the Trust. Three officers of the Company also will act as the Regular Trustees (as defined below) of the Trust. The Bank of New York (Delaware) will act as the Delaware Trustee (as defined below) of the Trust. United States Trust Company of New York will act as trustee (the "Indenture Trustee") under the Indenture, as supplemented (the "Debenture Indenture"), pursuant to which the Subordinated Debentures will be issued. The Property Trustee, Delaware Trustee and Regular Trustees are sometimes referred to as the "Securities Trustees." See "Description of the Trust Securities -- Trustees; Resignation and Removal."

WHO IS MET-ED CAPITAL?

     Met-Ed Capital is a Delaware limited partnership. Its mailing address is c/o GPU Service, Inc., 310 Madison Avenue, Morristown, New Jersey 07962 and its telephone number is (973) 455-8200. All of its general partner interests are owned by the General Partner, which is a wholly-owned subsidiary of the Company. As a limited partnership, all of the business and affairs of Met-Ed Capital are managed by the General Partner.

     Met-Ed Capital will sell the Preferred Securities to the Trust. Met-Ed Capital will use the proceeds of the sale together with the capital contribution of the General Partner to purchase the Subordinated Debentures from the Company. The Subordinated Debentures will be the only assets of Met-Ed Capital and the only revenues of Met-Ed Capital will be the interest payments it receives on the Subordinated Debentures.

WHO IS THE COMPANY?

     Metropolitan Edison Company is a corporation organized under the laws of the Commonwealth of Pennsylvania on July 24, 1922. The Company has its principal office at 2800 Pottsville Pike, Reading, Pennsylvania 19605, telephone (610) 929-3601. The Company, which does business under the name "GPU Energy," is a wholly owned subsidiary of GPU, Inc. ("GPU"), a holding company registered under the Public Utility Holding Company Act of 1935.

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within a territory located in eastern and south central Pennsylvania having a population of almost one million. As a result of GPU's decision to exit the merchant generation business, the Company has entered into agreements to sell all of its fossil fuel and hydroelectric generating stations as well as its 50% interest in the Three Mile Island Unit No. 1 nuclear station. Subject to the receipt of regulatory approvals, the Company expects that the generation divestiture will be completed during the third quarter of 1999.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS?

     If you purchase the Trust Securities, you are entitled to receive cumulative cash distributions at an annual rate of 7.35% (the "Securities Rate") of the liquidation amount of $25 per Trust Security. Distributions will accumulate from the date the Trust issues the Trust Securities, which will be the date that Met-Ed Capital issues the Preferred Securities (the "Issue Date"), and will be paid quarterly in arrears on September 1, December 1, March 1 and June 1 of each year (each, a "Distribution Date"), beginning September 1, 1999.

CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     Yes, the Company can, on one or more occasions, defer interest payments on Subordinated Debentures for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the Subordinated Debentures (which is September 1, 2039).

     If the Company defers interest payments on the Subordinated Debentures, Met-Ed Capital will also defer distributions on the Preferred Securities, and, consequently, the Trust will also defer distributions on the Trust Securities. During this deferral period, distributions will continue to accrue on each of the Trust Securities and Preferred Securities at an annual rate of 7.35% of the liquidation amount of $25 per Trust Security or Preferred Security. Interest will also accrue on the Subordinated Debentures at an annual rate of 7.35% of the principal amount of the Subordinated Debentures. Also, the deferred distributions will themselves accrue interest at an annual rate of 7.35% (to the extent permitted by law). Once the Company makes all interest payments on the Subordinated Debentures, with accrued interest, it can again defer interest payments on the Subordinated Debentures.

     During any period in which the Company defers interest payments on the Subordinated Debentures, neither the Company, nor any majority owned subsidiary of the Company, will be permitted to (with limited exceptions):

     o declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by wholly-owned subsidiaries), or make any guarantee payments with respect to the foregoing; or

     o make any interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Debentures.

     If the Company defers payments of interest on the Subordinated Debentures, the Preferred Securities and the Trust Securities will, from the time of deferral, be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to recognize interest income with respect to distributions and include such amounts in your gross income for United States federal income tax purposes even though you will not have received any cash distributions relating to such interest income. See "Certain Federal Income Tax Considerations -- Potential Extension of Payment Period."

WHEN CAN THE TRUST REDEEM THE TRUST SECURITIES?

     The Trust must redeem all of the outstanding Trust Securities, and Met-Ed Capital must redeem all of the outstanding Preferred Securities, when the Subordinated Debentures are paid at maturity on September 1, 2039. In addition, if the Company redeems any Subordinated Debentures before their maturity and Met-Ed Capital, in turn, redeems Preferred Securities, the Trust will use the cash it receives from the redemption to redeem, on a pro rata basis, Trust Securities having a combined liquidation amount equal to the liquidation amount of the Preferred Securities redeemed and the principal amount of the Subordinated Debentures being redeemed.

     The Company can redeem some or all of the Subordinated Debentures before their maturity at 100% of their principal amount on one or more occasions any time on or after May 28, 2004. The Company also has the option to redeem the Subordinated Debentures, in whole, but not in part, at any time if certain changes in tax or investment company law occur and certain other conditions are satisfied, as more fully described under "Description of the Preferred Securities -- Special Event Redemption; Distribution of the Subordinated Debentures." In any case, the Company will pay accrued interest to the date of redemption.

WHAT IS THE COMPANY'S GUARANTEE OF THE PREFERRED SECURITIES?

     The Company will guarantee the Preferred Securities based on:

     o    its obligations to make payments on the Subordinated Debentures;

     o its obligations under the Payment and Guarantee Agreement ("Guarantee"); and

     o the General Partner's obligations under the Amended and Restated Limited Partnership Agreement of Met-Ed Capital ("Partnership Agreement") and the Trust Agreement.

     The Company's obligations under the Subordinated Debentures are subordinate and junior in right of payment to all of its Senior Indebtedness (as defined under "Description of the Subordinated Debentures and the Debenture Indenture -- Subordination" in the accompanying Prospectus), which aggregated approximately $716 million at March 31, 1999.

     The payment of distributions on the Preferred Securities is guaranteed by the Company under the Guarantee, but only to the extent Met-Ed Capital has funds legally available to make distributions.

     The Company's obligations under the Guarantee are:

     o subordinate and junior in right of payment to its general liabilities (other than trade accounts payable arising in the ordinary course of business);

     o    equal in rank to its preferred securities; and

     o    senior to its common stock.

WHEN COULD THE SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

     The Company has the right to dissolve Met-Ed Capital at any time. In the event of a dissolution of Met-Ed Capital, Met-Ed Capital will distribute the Subordinated Debentures to the Trust, as the holder of the Preferred Securities (or to any other holders of the Preferred Securities on a pro rata basis). Any distribution of Subordinated Debentures to the Trust, as the holder of the Preferred Securities (or to any other holders of the Preferred Securities on a pro rata basis) would be a "Distribution Event." Upon the receipt by the Trust of Subordinated Debentures, after satisfaction of creditors of the Trust as required by applicable law, a Securities Trustee would dissolve the Trust and distribute Subordinated Debentures to each holder of Trust Securities in proportion to the number of Preferred Securities represented by such Trust Securities. If the Subordinated Debentures are distributed, the Company will use its best efforts to list them on the New York Stock Exchange ("NYSE") (or any other exchange on which the Trust Securities were listed). For a discussion of the Company's ability to distribute the Subordinated Debentures, see "Description of the Preferred Securities -- Special Event Redemption; Distribution of the Subordinated Debentures" and "-- Dissolution Distribution."

WILL THE TRUST SECURITIES BE LISTED ON A STOCK EXCHANGE?

     Application has been made to list the Trust Securities on the NYSE. If approved, trading of the Trust Securities is expected to begin within 30 days after they are first issued.

WILL HOLDERS OF THE TRUST SECURITIES HAVE ANY VOTING RIGHTS?

     Generally, the holders of the Trust Securities will have limited voting rights. See "Description of the Trust Securities -- Voting Rights."

IN WHAT FORM WILL THE TRUST SECURITIES BE ISSUED?

     The Trust Securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that you will not receive a certificate for your Trust Securities and that your broker will maintain your position in the Trust Securities. The Company expects that the Trust Securities will be ready for delivery through DTC on or about May 28, 1999.

                                  RISK FACTORS

     Your investment in the Trust Securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information in this Prospectus Supplement and the accompanying Prospectus, before deciding whether an investment in the Trust Securities is suitable for you.

THE COMPANY'S OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES ARE SUBORDINATED.

     The Company's obligations under the Subordinated Debentures will rank junior in priority of payment to all of the Company's Senior Indebtedness. This means that the Company cannot make any payments on the Subordinated Debentures if it defaults on a payment of Senior Indebtedness and does not cure that default within the applicable grace period or if the Senior Indebtedness becomes immediately due because of a default and has not yet been paid in full. At March 31, 1999, Senior Indebtedness of the Company aggregated approximately $716 million.

     The Company's obligations under the Guarantee will rank in priority of payment as follows:

     o subordinate and junior in right of payment to its general liabilities (other than trade accounts payable arising in the ordinary course of business);

     o    equal in rank to its preferred securities; and

     o    senior to its common stock.

     This means that the Company cannot make any payments on the Guarantee if it defaults on a payment on any of its other liabilities except trade accounts payable arising in the ordinary course of business. In addition, in the event of the bankruptcy, liquidation or dissolution of the Company, its assets would, in general, be available to pay obligations under the Guarantee only after the Company made all payments on its other liabilities.

     Neither the Trust Securities, the Preferred Securities, the Subordinated Debentures nor the Guarantee limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Subordinated Debentures and the Guarantee. See "Description of the Subordinated Debentures and the Debenture Indenture -- Subordination" in the accompanying Prospectus.

THE GUARANTEE ONLY COVERS PAYMENTS IF MET-ED CAPITAL HAS CASH AVAILABLE.

     The ability of the Trust to pay scheduled distributions on the Trust Securities, the redemption price of the Trust Securities and the liquidation amount of each Trust Security is solely dependent upon the Company making the related payments on the Subordinated

Debentures when due and upon Met-Ed Capital making the related payments on the Preferred Securities.

     If the Company defaults on its obligations to pay principal of or interest on the Subordinated Debentures, Met-Ed Capital will not have sufficient funds to pay distributions on the Preferred Securities, and as a result, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each Trust Security. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts.

     Instead, you:

     o may rely on the Indenture Trustee to enforce the rights of holders of Subordinated Debentures; or

     o may rely on the Property Trustee to enforce the Trust's rights under the Preferred Securities.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE TRUST SECURITIES.

     The Company can, on one or more occasions, defer interest payments on the Subordinated Debentures for up to 20 consecutive quarterly periods. If the Company defers interest payments on the Subordinated Debentures, Met-Ed Capital will defer distributions on the Preferred Securities, and the Trust will defer distributions on the Trust Securities during any deferral period. During this deferral period, distributions will continue to accrue on each of the Trust Securities and Preferr1ed Securities at an annual rate of 7.35% of their liquidation amount. Interest will also accrue on the Subordinated Debentures at an annual rate of 7.35% of their principal amount. Also, the deferred distributions would themselves accrue interest at the annual rate of 7.35% (to the extent permitted by law).

     If the Company defers payments of interest on the Subordinated Debentures, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the Trust's interest in the Subordinated Debentures held by Met-Ed Capital) before you receive any cash relating to such interest. In addition, you will not receive such cash if you sell the Trust Securities before the end of any deferral period or before the record date relating to distributions which are paid.

     The Company has no current intention of deferring interest payments on the Subordinated Debentures. However, if the Company exercises its right in the future, the Trust Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Subordinated Debentures. If you sell the Trust Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Trust Securities. In addition, the existence of the Company's right to defer payments of interest on the Subordinated Debentures may mean that the market price for the Trust Securities (which ultimately represent an undivided beneficial interest in the

Subordinated Debentures) may be more volatile than other securities that do not have these rights.

     See "Certain Federal Income Tax Considerations" for more information regarding the tax consequences of purchasing, holding and selling the Trust Securities.

TRUST SECURITIES MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX OR INVESTMENT COMPANY LAW OCCUR.

     If certain changes in tax or investment company law occur and are continuing, and certain other conditions are satisfied, the Company has the right to redeem the Subordinated Debentures, in whole, but not in part, at any time. Any such redemption will cause a mandatory redemption of all Preferred Securities which will in turn cause a mandatory redemption of all Trust Securities at a redemption price equal to $25 per security plus any accrued and unpaid distributions. See "Description of the Preferred Securities -- Special Event Redemption; Distribution of the Subordinated Debentures."

TRUST SECURITIES MAY BE REDEEMED AT THE OPTION OF THE COMPANY.

     At the option of the Company, the Subordinated Debentures may be redeemed, in whole, at any time, or in part, from time to time, on or after May 28, 2004 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Description of the Subordinated Debentures and the Debenture Indenture -- Redemption." You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Subordinated Debentures. If the Subordinated Debentures are redeemed, Met-Ed Capital must redeem the Preferred Securities, and consequently the Trust must redeem the Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Debentures to be redeemed. See "Description of the Trust Securities -- Redemption."

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE TRUST SECURITIES OR THE SUBORDINATED DEBENTURES.

     There can be no assurance as to the market prices for the Trust Securities or the Subordinated Debentures that may be distributed in exchange for Trust Securities upon a dissolution of the Trust and dissolution of Met-Ed Capital. Accordingly, the Trust Securities that an investor may purchase, whether pursuant to the offer made by this Prospectus Supplement or in the secondary market, or the Subordinated Debentures that a holder of Trust Securities may receive upon a dissolution of the Trust, may trade at a discount to the price that the investor paid to purchase the Trust Securities offered by this Prospectus Supplement. As a result of the Company's right to defer interest payments on Subordinated Debentures, the market price of the Trust Securities (which represent undivided beneficial interests in the assets of the Trust, substantially all the assets of which consist of the Preferred Securities) may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

THE COMPANY MAY CAUSE MET-ED CAPITAL TO DISSOLVE AT ANY TIME.

     The Company may cause Met-Ed Capital to dissolve at any time. If Met-Ed Capital exercises its right to dissolve, it will liquidate and distribute the Subordinated Debentures to the Trust, as the holder of the Preferred Securities (or to any other holders of the Preferred Securities on a pro rata basis). Upon the receipt by the Trust of Subordinated Debentures, after satisfaction of creditors of the Trust as required by applicable law, a Securities Trustee would dissolve the Trust and distribute Subordinated Debentures to each holder of Trust Securities in proportion to the number of Preferred Securities represented by such Trust Securities. See "Description of the Preferred Securities -- Dissolution Distribution" below.

     Under current United States federal income tax law, a distribution of Subordinated Debentures to you on the dissolution of the Trust and dissolution of Met-Ed Capital should not be a taxable event to you. See "Certain Federal Income Tax Considerations."

     The Company has no current intention of causing the dissolution of Met-Ed Capital and the distribution of the Subordinated Debentures. The Company anticipates that it would consider causing Met-Ed Capital to exercise this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected, for example, if certain changes in tax law or investment company law occurred. See "Description of the Preferred Securities -- Special Event Redemption; Distribution of the Subordinated Debentures." The Company cannot predict the other circumstances under which it might exercise this right.

     Although the Company will use its best efforts to list the Subordinated Debentures on the NYSE (or any other exchange on which the Trust Securities were then listed) if they are distributed, there is no assurance that the Subordinated Debentures would be approved for listing or that a trading market would exist for those securities.

YOU HAVE LIMITED VOTING RIGHTS.

     You will have limited voting rights. In particular, subject to certain exceptions, only Met-Ed Capital can appoint or remove any of the Securities Trustees. See "Description of the Trust Securities -- Voting Rights".

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates herein by reference the following documents which have been filed by the Company with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 ("Exchange Act"):

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     All documents subsequently filed by the Company with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

     The Company will provide without charge to each person to whom this Prospectus Supplement is delivered, upon written or oral request of any such person, a copy of any or all of the Incorporated Documents, excluding the exhibits thereto unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to Metropolitan Edison Company, 2800 Pottsville Pike, Reading, Pennsylvania 19605, attention: Secretary. The Company's telephone number is (610) 929-3601.

     In addition to the historical information contained or incorporated by reference herein, this Prospectus Supplement contains or incorporates by reference a number of "forward-looking statements" within the meaning of the Exchange Act. Such statements address future events and conditions concerning capital expenditures, resolution and impact of litigation, regulatory matters, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those projected in such statements due to a variety of factors including, without limitation, restructuring of the utility industry; future economic conditions; earnings retention and dividend payout policies; developments in the legislative, regulatory and competitive environments in which the Company operates; and other circumstances that could affect anticipated revenues and costs, such as compliance with laws and regulations. These and other factors are discussed in the Company's filings with the SEC.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                            (In Millions of Dollars)

     The following material, which is presented solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference.


                     For the Twelve
                      Months Ended                For the Years Ended December 31,
                     March 31, 1999  --------------------------------------------------------
                       (unaudited)   1998(1)       1997        1996(2)      1995(3)   1994(4)
                     --------------  -------      -------      -------      -------   -------
Operating revenues      $914.0       $919.6       $943.1       $910.4       $854.7    $801.3
Net Income .......        59.0         50.9         93.5         69.1        148.5       1.0

----------

(1) Results for 1998 include an extraordinary charge of $6.8 million (after-tax) as a result of the order of the Pennsylvania Public Utility Commission ("Restructuring Order"). Also in 1998, as a result of the Restructuring Order, the Company recorded a non-recurring charge of $19 million (after-tax) related to the obligation to refund 1998 revenues; and for the establishment of a sustainable energy fund.

(2) Results for 1996 reflect a non-recurring charge of $15.4 million (after-tax) for costs related to voluntary enhanced retirement programs.

(3) Results for 1995 reflect the reversal of $72.8 million (after-tax) of certain future Three Mile Island Unit No. 2 ("TMI-2") retirement costs written off in 1994. The reversal of this write-off resulted from a 1995 Pennsylvania Supreme Court decision that overturned a 1994 lower court order, and restored a 1993 rate order allowing for the recovery of such costs. Partially offsetting this increase was a non-recurring charge to income of $5.7 million (after-tax) of TMI-2 monitored storage costs deemed not probable of recovery through ratemaking.

(4) Results for 1994 reflect a net non-recurring charge to earnings of $79.9 million (after-tax) due to the write-off of certain future TMI-2 retirement costs ($72.8 million); a charge for costs related to early retirement programs ($20.1 million); and net interest income from refunds of previously paid federal income taxes related to the tax retirement of TMI-2 ($13.0 million).

                                 CAPITALIZATION
                            (In Millions of Dollars)

     The following table sets forth the capitalization of the Company and its consolidated subsidiaries as of March 31, 1999. The following material, which is presented solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the other information appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference.

                                                      March 31, 1999 (unaudited)
                                                      -------------------------
                                                       Actual    As Adjusted(1)
                                                      --------   -------------
Capital Structure:
  Long-term Debt

    First Mortgage Bonds .......................      $  540.9     $  540.9
    Other ......................................           6.0          6.0
Trust Preferred Securities .....................           --         100.0
Company-Obligated
Mandatorily Redeemable
Preferred Securities ...........................         100.0        100.0
Common Equity ..................................         705.9        705.9
                                                      --------     --------
        Total Capitalization ...................      $1,352.8     $1,452.8
                                                      ========     ========
----------

(1) Gives effect to the issuance of 4,000,000 Trust Securities at a price of $25 for each Trust Security and the application of the proceeds from the sale of the Subordinated Debentures.

                                 USE OF PROCEEDS

     The Trust will use the proceeds from its sale of the Trust Securities to purchase the Preferred Securities. Met-Ed Capital will use the proceeds from its sale of the Preferred Securities to purchase Subordinated Debentures. The Company will use the proceeds from the sale of its Subordinated Debentures (i) to redeem or repurchase other outstanding securities of the Company, (ii) to reduce the Company's short-term borrowings, (iii) for construction purposes and
(iv) for other corporate purposes, including to reimburse the Company's treasury for funds previously expended for the purposes described above.

                 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:




Twelve Months Ended
   March 31, 1999                       Years Ended December 31,
   --------------        ----------------------------------------------------
    (Unaudited)          1998         1997         1996       1995       1994
    -----------          ----         ----         ----       ----       ----
       2.69              2.37         3.42         2.83       4.69       0.87(1)

     The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Fixed charges consist of interest on funded indebtedness, other interest (including distributions on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt and interest portion of all rentals charged to income.

     The Company's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:


Twelve Months Ended
   March 31, 1999                       Years Ended December 31,
   --------------        ----------------------------------------------------
    (Unaudited)          1998         1997         1996       1995       1994
    -----------          ----         ----         ----       ----       ----
       2.66              2.34         3.38        2.76        4.58       0.81(2)

     The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of net income to which has been added fixed charges and

--------

(1) The dificiency amount is $8,015,000.

(2) The dificiency amount is $13,189,000.

taxes based on income of the Company. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest (including distribution on Company-Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

                       DESCRIPTION OF THE TRUST SECURITIES

     The Trust Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement has been qualified as an indenture under the Trust Indenture Act of 1939 ("1939 Act"). The Property Trustee will act as the indenture trustee with respect to the Trust for purposes of compliance with the provisions of the 1939 Act. The terms of the Trust Securities will include those stated in the Trust Agreement, the Delaware Business Trust Act, and those made part of the Trust Agreement by the 1939 Act. The following summary of the principal terms and provisions of the Trust Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, as well as the Delaware Business Trust Act and the 1939 Act.

GENERAL

     The Trust Securities will be issued by the Trust pursuant to the Trust Agreement. Each Trust Security will represent a cumulative Preferred Security of Met-Ed Capital. The Trust Securities will be issued in book-entry form through DTC or such other depository at which the Company may have established an account. Trust Securities may be exchanged for the underlying Preferred Securities as described under "--Withdrawal of Preferred Securities."

DISTRIBUTIONS

     Distributions on the Trust Securities will be fixed at the Securities Rate and will accrue from the Issue Date and, except in the event of an Extension Period, will be payable in arrears on each Distribution Date, beginning September 1, 1999. Whenever the Trust shall receive any cash distribution representing a distribution on the Preferred Securities (whether or not distributed by Met-Ed Capital on the regular quarterly distribution date therefor) or payment under the Guarantee in respect thereof, the Trust shall distribute such amounts to the holders of the Trust Securities in proportion to the respective number of Preferred Securities represented by such Trust Securities. Under the Debenture Indenture, the Company shall have the right at any time, so long as an Event of Default under the Debenture Indenture has not occurred and is not continuing, to defer the interest payment period for all Subordinated Debentures for up to 20 consecutive quarterly periods, in which event Met-Ed Capital will defer distributions on the Preferred Securities and the Trust will similarly defer distributions on the Trust Securities (the "Extension Period"); provided that, no Extension Period shall extend beyond the stated maturity date or date of redemption of the Subordinated Debentures. At the end of the

Extension Period, the Company shall pay all interest then accrued and payable on the Subordinated Debentures (together with interest thereon to the extent permitted by applicable law at the rate per annum borne by the Subordinated Debentures). During any Extension Period, no distributions will be made on the Preferred Securities represented by the Trust Securities; however, all accrued and payable distributions thereon and on the Trust Securities (together with any applicable distributions on such distributions) shall be paid at the end of any such Extension Period. See "Description of the Subordinated Debentures and the Debenture Indenture--Option to Extend Interest Payment Period."

REDEMPTION

     The Trust Securities will be subject to mandatory redemption upon redemption of the Preferred Securities. Whenever Met-Ed Capital shall elect or is required to redeem the Preferred Securities in accordance with the Partnership Agreement, and as provided under "Description of the Preferred Securities--Special Event Redemption; Distribution of the Subordinated Debentures," Met-Ed Capital shall give the Property Trustee at least 45 days' prior notice thereof. The Property Trustee will mail the notice of redemption not less than 30 nor more than 90 days prior to the date fixed for redemption of the Trust Securities to the holders of the Trust Securities. On the date of redemption of the Trust Securities, provided that Met-Ed Capital (or the Company pursuant to the Guarantee) shall have deposited with the Trust the aggregate amount payable upon redemption of all the Trust Securities to be redeemed, the Trust shall redeem the Trust Securities representing the same number of such Preferred Securities redeemed by Met-Ed Capital at the same redemption price at which such Preferred Securities are redeemed. In the event that fewer than all the outstanding Trust Securities are redeemed, the Trust Securities to be redeemed shall be selected by lot or pro rata or by other equitable method determined by the Property Trustee. Under the Trust Agreement, Met-Ed Capital will agree that if a partial redemption of the Preferred Securities would result in a delisting of the Trust Securities from any national exchange on which the Trust Securities are then listed, Met-Ed Capital will only redeem the Preferred Securities in whole.

WITHDRAWAL OF PREFERRED SECURITIES

     Any beneficial owner of the Trust Securities may withdraw all, but not less than all, of the Preferred Securities represented by such Trust Securities by providing a written notice and agreement to be bound by the terms of the Partnership Agreement to the Property Trustee, all in form satisfactory to the Regular Trustees. Within three business days after such request has been made, the beneficial owner or such beneficial owner's agent shall instruct DTC to reduce the number of Trust Securities represented by the global certificate held by DTC by the amount equal to the number of Trust Securities surrendered in connection with the Preferred Securities to be so withdrawn by the withdrawing owner. Met-Ed Capital shall then issue to the withdrawing owner a certificate representing the number of Preferred Securities so withdrawn and Met-Ed Capital shall reduce the number of Preferred Securities represented by the global certificate held by the Trust by a like amount; provided that Met-Ed Capital shall not issue any fractional number of Preferred Securities. The Preferred Securities will only be issued in certificated form.

     The Preferred Securities will not be listed on any securities exchange.

     Any holder of Preferred Securities may redeposit withdrawn Preferred Securities by delivery to Met-Ed Capital of a certificate or certificates for the Preferred Securities to be redeposited together with other required documents. Upon such a request, the Property Trustee shall increase the number of Trust Securities represented by the global certificate held by the Trust by an amount equal to the Preferred Securities redeposited. The Trust Securities that represent such redeposited Preferred Securities will not be issued in certificated form.

TRUST ENFORCEMENT EVENT

     Under the Trust Agreement, a Trust Enforcement Event ("Trust Enforcement Event") will occur if (i) arrearages on distributions of the Trust Securities exist for 20 consecutive quarterly periods, or (ii) the Company defaults in respect of its obligations under the Guarantee. Within 90 days after the occurrence of a Trust Enforcement Event, the Property Trustee shall transmit notice of all defaults with respect to the Trust Securities known to the Property Trustee to the holders of the Trust Securities unless such Trust Enforcement Event is cured or waived.

     If a Trust Enforcement Event occurs and is continuing, then pursuant to the Trust Agreement, the Property Trustee may exercise all of the rights, powers and privileges of a holder of Preferred Securities, including the right to appoint a Special Representative to enforce Met-Ed Capital's rights against the Company. See "Description of the Preferred Securities -- Voting Rights."

VOTING RIGHTS

     If, pursuant to the Partnership Agreement, the holders of the Preferred Securities, acting as a single class, are entitled to appoint and authorize a Special Representative (as defined below), the Property Trustee shall notify the holders of the Trust Securities of such right, request direction of each holder of a Trust Security as to the appointment of a Special Representative and vote the Preferred Securities represented by such Trust Security in accordance with such direction. See "Description of the Preferred Securities -- Voting Rights". If the General Partner fails to convene a general meeting of Met-Ed Capital as required in the Partnership Agreement, the Property Trustee shall notify the holders of the Trust Securities and, if so directed by the holders of the Trust Securities representing Preferred Securities constituting at least 10% of the aggregate stated liquidation preference of the outstanding Preferred Securities, shall convene such meeting.

     Generally, under the Trust Agreement, Met-Ed Capital will agree that without the consent of the holders of a majority in aggregate liquidation amount of the Trust Securities, it may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity if, as a result, the Trust Securities would be delisted by any national securities exchange or other organization on which the Trust Securities may be listed, downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for purposes of

Rule 436(g)(2) under the Securities Act of 1933 ("Securities Act") or the holders thereof would recognize any gain or loss for federal income tax purposes as a result of such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease. See "Description of the Preferred Securities -- Merger, Consolidation, etc. of Met-Ed Capital."

AMENDMENT AND TERMINATION OF TRUST AGREEMENT

     Met-Ed Capital or the General Partner, and the Property Trustee, may, at any time and from time to time, enter into one or more agreements supplemental to the Trust Agreement without the consent of the holders of the Trust Securities to: (i) evidence the succession of another partnership, corporation or other entity to Met-Ed Capital or the General Partner and the assumption by any such successor of the covenants of Met-Ed Capital or the General Partner in the Trust Agreement; (ii) add to the covenants of Met-Ed Capital or the General Partner for the benefit of the holders of the Trust Securities, or to surrender any right or power herein conferred upon Met-Ed Capital or the General Partner;
(iii) correct or supplement any provision in the Trust Agreement which may be defective or inconsistent with any other provision therein or to make any other provisions with respect to matters or questions arising under the Trust Agreement; provided that, any such amendment shall not materially adversely affect the interests of the holders of Trust Securities; (iv) cure any ambiguity or correct any mistake; (v) conform to any change in the 1940 Act (as defined below) or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority; (vi) conform to any change in the 1939 Act or written change in interpretation or application of the rules and regulations promulgated thereunder by any legislative body, court, government agency or regulatory authority; and (vii) modify, eliminate and add to any provision of the Trust Agreement to such extent as may be necessary or desirable; provided that such amendments do not have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities. Any other amendment of the Trust Agreement must be approved by the holders of a majority in aggregate liquidation amount of the Trust Securities.

     The Trust Agreement will terminate upon the redemption of the Trust Securities or a final distribution in respect of the Preferred Securities and such distribution has been delivered to the holders of the Trust Securities.

EXPENSES OF THE TRUST

     All charges or expenses of the Trust, including the charges and expenses of the Securities Trustees, will be paid by the General Partner.

TRUSTEES; RESIGNATION AND REMOVAL

     There will initially be a total of five Securities Trustees, including the Delaware Trustee, the Property Trustee and three Regular Trustees.

     At least one of the Securities Trustees must be either (i) a natural person who is at least 21 years of age and a resident of the State of Delaware, or (ii) a legal entity that has its principal place of business in Delaware and otherwise meets the requirements of law (the "Delaware Trustee").

     In addition, at least one of the Securities Trustees must (i) not be an Affiliate (as defined in the Trust Agreement) of Met-Ed Capital, and (ii) be a corporation organized and doing business under the laws of the United States or any state or territory thereof or the District of Columbia, or a natural person, corporation or other entity permitted by the SEC to act as an institutional trustee under the 1939 Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by federal, state, territorial or District of Columbia authority (the "Property Trustee"). The same person or entity may, from time to time, serve as both Delaware Trustee and Property Trustee, if such person or entity meets the requirements to serve as both such trustees.

     Each Securities Trustee other than the Delaware Trustee and the Property Trustee (the "Regular Trustees") must be either a natural person who is at least 21 years of age or a legal entity.

     Met-Ed Capital may appoint or remove any Securities Trustee at any time without cause; provided that neither the Property Trustee nor the Delaware Trustee may be removed until a successor has accepted appointment as such.

     Each Securities Trustee shall hold office until a successor has been appointed or until an earlier dissolution, termination, bankruptcy, death, removal or resignation. A Securities Trustee may resign by written notice to Met-Ed Capital and the Trust. Generally, any such resignation will take effect upon such delivery, or upon such later date as is specified therein; provided, that (i) a resignation by the Property Trustee will not be effective until a successor Property Trustee has accepted appointment as such or the assets of the Trust have been completely liquidated and the proceeds thereof distributed to the holders of the Trust Securities, and (ii) a resignation by the Delaware Trustee will not be effective until a successor has accepted appointment as such.

BOOK-ENTRY-ONLY ISSUANCE

     The Trust Securities will be issued in book-entry form (a Trust Security so represented, a "Book-Entry Security"), and any Trust Security issued will be issued in the form of one or more fully registered Global Securities (each a "Global Security") that will be deposited with, or on behalf of, DTC or such other depositary which may replace DTC as depositary for the Book-Entry Securities (the "Depositary"), and registered in the name of a nominee of the Depositary.

     Upon issuance, all Book-Entry Securities having the same original issue date, maturity date, redemption provisions and interest rate will be represented by one or more Global Securities. Except under the circumstances described below, Book-Entry Securities will not be exchangeable for Trust Securities in certificated form and will not otherwise be issuable in certificated form.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed, the Trust will issue securities in certificated form ("Certificated Securities") in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Security. In addition, the Trust may at any time and in its sole discretion determine not to have any Book-Entry Security represented by one or more Global Securities and, in such event, will issue individual Certificated Securities in exchange for the Global Security or Global Securities representing the corresponding Book-Entry Security. In any such instance, an owner of a Book-Entry Security represented by a Global Security will be entitled to physical delivery of individual Certificated Securities equal in liquidation amount to such Book-Entry Security and to have such Certificated Securities registered in its name. Individual Certificated Securities will be issued as registered securities in denominations of $25 and whole multiples of $25.

          The following is based on information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Book-Entry Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Security on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Securities, except in the event that use of the book-entry system for the Book-Entry Securities is discontinued.

          To facilitate subsequent transfers, all Book-Entry Securities deposited with, or on behalf of, DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Book-Entry Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Securities are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Securities having the same Original Issue Date and other terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be so redeemed.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Book-Entry Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Principal and any premium and/or interest payments on the Book-Entry Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and/or interest to DTC is the responsibility of the Company and the trustees of the Trust. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depositary with respect to the Book-Entry Security at any time by giving reasonable notice to the Company and the trustees of the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Trust Securities in certificated form are required to be printed and delivered in exchange for Book-Entry Securities held by DTC.

          The Company may decide to discontinue use of the system and book-entry transfers through DTC (or a successor securities depositary). In that event, Trust Securities in certificated form will be printed and delivered in exchange for Book-Entry Securities held by DTC.

          Management of DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

          According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     NONE OF THE COMPANY, MET-ED CAPITAL, THE GENERAL PARTNER, THE TRUST, THE SECURITIES TRUSTEES, THE UNDERWRITERS OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL SECURITY WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

                     DESCRIPTION OF THE PREFERRED SECURITIES

     Set forth below is a description of the specific terms of the Preferred Securities. This description supplements, and should be read together with, the description of the general terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the caption "Description of the Preferred Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Partnership Agreement.

DISTRIBUTIONS

     Distributions on the Preferred Securities will be fixed at the Securities Rate and will accrue from the Issue Date and, except in the event of an Extension Period, will be payable in arrears on each Distribution Date, beginning September 1, 1999. The Company has the right under the Debenture Indenture to extend the interest payment period from time to time on all Subordinated Debentures to a period not exceeding 20 consecutive quarterly periods; provided that such Extension Period shall not extend beyond the stated maturity date or redemption date of any series of Subordinated Debentures. As a consequence, distributions on the Preferred Securities would be deferred (but would continue to accumulate with distributions thereon) by Met-Ed Capital during any such Extension Period. In the event that the Company exercises its right to extend the interest payment period on the Subordinated Debentures, during the Extension Period the Company may not (i) declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock or make any guarantee payments with respect to the foregoing; or (ii) make any interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Debentures. Met-Ed Capital and the Company currently believe that the extension of an interest payment period is unlikely. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly periods. For purposes of determining whether Met-Ed Capital has failed to pay distributions in full for 20 consecutive quarterly periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions on all Preferred Securities have been paid with respect to all distribution periods for such Preferred Securities terminating on or prior to the date of payment of such full cumulative distributions. Upon the termination of any Extension Period and the payment of all amounts then due on the Subordinated Debentures, the Company may elect to extend the interest payment period again, subject to the above requirements. Following an Extension Period of 18 consecutive months, the holders of Preferred Securities shall have the right to appoint a Special Representative to enforce Met-Ed Capital's rights against the Company under the Subordinated Debentures and the Debenture Indenture and the obligations of the Company under the Guarantee. See "-- Voting Rights," "Risk Factors" and "Description of the Subordinated Debentures and the Debenture Indenture--Option to Extend Interest Payment Period."

     The amount of distributions payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions on the Preferred Securities will be made to the holders thereof as they appear on the books and records of Met-Ed Capital on the relevant record dates. If any date on which distributions are payable on the Preferred Securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). The term "business day" shall mean any day other than a day on which banking institutions in the City of New York or the State of Delaware are authorized or required by law to close.

CERTAIN RESTRICTIONS ON MET-ED CAPITAL

     If distributions have not been paid in full on any series of Preferred Securities of Met-Ed Capital, Met-Ed Capital shall not: (i) pay any distributions on any other series of Preferred Securities, unless the amount of any distributions paid on any Preferred Securities is paid on all Preferred Securities then outstanding on a pro rata basis in proportion to the full distributions to which each series of Preferred Securities would be entitled if paid in full; (ii) pay any distribution on the general partner interests; or
(iii) redeem, purchase or otherwise acquire any Preferred Securities or the general partner interests; until, in each case, such time as all accumulated and unpaid distributions on all series of Preferred Securities shall have been paid in full for all prior distribution periods.

MANDATORY REDEMPTION

     The Preferred Securities will be subject to mandatory redemption upon the maturity or prior redemption of the corresponding series of the Subordinated Debentures, but will not be subject to any mandatory sinking fund.

SPECIAL EVENT REDEMPTION; DISTRIBUTION OF THE SUBORDINATED DEBENTURES

     If a Tax Event (as defined below) shall occur and be continuing, the Preferred Securities will be subject to redemption, at the option of the General Partner, in whole but not in part at the Special Event Redemption Price (as defined below) within 90 days following the occurrence of such Tax Event. "Tax Event" means that the Property Trustee and Met-Ed Capital shall have received an opinion of counsel (which may be regular counsel to the Company or an affiliate but not an employee thereof) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such interpretation or pronouncement is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Trust or Met-Ed Capital is subject to federal income tax with respect to interest accrued or received on the Subordinated Debentures, Met-Ed Capital will otherwise not be taxed as a partnership, or the Trust will otherwise not be taxed as a grantor trust; (ii) interest payable on the Subordinated Debentures will not be deductible by the Company for federal income tax purposes or (iii) Met-Ed Capital or the Trust is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     If an Investment Company Event (as defined below) shall occur and be continuing, the Preferred Securities will be subject to redemption, at the option of the General Partner, in whole but not in part at the Special Event Redemption Price (as defined below) within 90 days following the occurrence of such Investment Company Event. "Investment Company Event" means that Met-Ed Capital and the Property Trustee shall have received an opinion of counsel (which may be regular counsel to the Company or an affiliate but not an employee thereof) experienced in such matters to the effect that a change in law or regulation or a change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") has occurred to the effect that Met-Ed Capital or the Trust is or will be considered an "Investment Company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of the issuance of the Preferred Securities.

     For the purposes hereof, Special Event Redemption Price shall be equal to liquidation value plus any accrued and unpaid distributions.

     The Company may cause Met-Ed Capital to dissolve at any time. In the event of a dissolution of Met-Ed Capital, Met-Ed Capital will distribute the Subordinated Debentures to the Trust, as the holder of the Preferred Securities (or to any other holders of the Preferred Securities on a pro rata basis). Upon the receipt by the Trust of Subordinated Debentures, after satisfaction of creditors of the Trust as required by applicable law, a Securities Trustee would dissolve the Trust and distribute Subordinated Debentures to each holder of Trust Securities in proportion to the number of Preferred Securities represented by such Trust Securities.

     The Company has no current intention of causing the dissolution of Met-Ed Capital and the distribution of the Subordinated Debentures. The Company anticipates that it would consider causing Met-Ed Capital to exercise this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected, for example, if a Tax Event or Investment Company Event occurred. The Company cannot predict the other circumstances under which it might exercise this right.

REDEMPTION PROCEDURES

     Met-Ed Capital may not redeem any Preferred Securities unless all accumulated and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

     Notice of any redemption of the Preferred Securities will be given by Met-Ed Capital by mail or delivery to each record holder of Preferred Securities to be redeemed not fewer than 30 nor more than 90 days prior to the date fixed for redemption thereof (at least 45 days' prior notice to the Trust). A notice of redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, or on the date it was delivered in person, receipt acknowledged, to the holders of such Preferred Securities. Notices of redemption shall be addressed to the record holders of the Preferred Securities at the addresses of the holders appearing in the books and records of Met-Ed Capital.

     If notice of redemption shall have been given and payment shall have been made by Met-Ed Capital to the Trust and any other holder of Preferred Securities, then, upon the date of such payment, all rights of owners of the Preferred Securities so called for redemption will cease. In the event that any date fixed for redemption of Preferred Securities is not a business day, then payment of the applicable redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next succeeding calendar year, such payment will be made on the immediately preceding business day (in each case with the same force and effect as if made on such day).

DISSOLUTION DISTRIBUTION

     The Company may cause Met-Ed Capital to dissolve at any time. In the event of a dissolution of Met-Ed Capital, Met-Ed Capital will distribute the Subordinated Debentures to the Trust, as the holder of the Preferred Securities (or to any other holders of the Preferred Securities on a pro rata basis). Upon the receipt by the Trust of Subordinated Debentures, after satisfaction of creditors of the Trust as required by applicable law, a Securities Trustee of the Trust would dissolve the Trust and distribute Subordinated Debentures to each holder of Trust Securities in proportion to the number of Preferred Securities represented by such Trust Securities.

     Upon receipt by the Trust of any distribution from Met-Ed Capital upon any voluntary or involuntary liquidation, dissolution or winding up of Met-Ed Capital, the holders of the Trust Securities will be entitled to receive such amount in proportion to the respective number of Preferred Securities represented by such Trust Securities, out of the assets of Met-Ed Capital available for distribution after satisfaction of liabilities to creditors of the Trust.

     In the event of any voluntary or involuntary dissolution or winding up of Met-Ed Capital, the holders of Preferred Securities will be entitled to receive out of the assets of Met-Ed Capital, after satisfaction of liabilities to creditors and before any distribution of assets is made to the General Partner, the lesser of (i) the sum of their stated liquidation preference and all accumulated and unpaid distributions to the date of payment in respect of the Preferred Securities, and (ii) the amount of assets of Met-Ed Capital legally available for distribution to the holders of the Preferred Securities. All assets of Met-Ed Capital remaining after payment of the liquidation distribution to the holders of Preferred Securities will be distributed to the General Partner.

     Upon liquidation, dissolution or winding up of the Company, the amount payable on each series of the Preferred Securities would be limited to a pro rata portion of any amount recovered by Met-Ed Capital in its capacity as a subordinated debt holder of the Company. The Subordinated Debentures and the payment obligations under the Guarantee will be subordinate to all other existing and future Senior Indebtedness, except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures.

MERGER, CONSOLIDATION, ETC. OF MET-ED CAPITAL

     Met-Ed Capital may not consolidate, amalgamate, convert into, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except with the approval of the holders of a majority in aggregate stated liquidation preference of the outstanding Trust Securities, unless permitted in the following paragraph and (i) such merger, consolidation, amalgamation, conversion, replacement, conveyance, transfer or lease does not cause the Trust Securities to be delisted by any national securities exchange or other organization on which the Trust Securities are then listed, (ii) such merger consolidation, amalgamation, conversion, replacement, conveyance, transfer or lease does not cause the Trust Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for the purposes of Rule 436(g) (2) under the Securities Act of 1933, and (iii) prior to such merger, consolidation, amalgamation, conversion, replacement, conveyance, transfer or lease, Met-Ed Capital has received an opinion of counsel to the effect that the holders of outstanding Trust Securities will not recognize any gain or loss for federal income tax purposes as a result of the merger, consolidation, amalgamation, replacement conveyance, transfer or lease.

     The General Partner may, without the consent of the holders of the Preferred Securities, cause Met-Ed Capital to consolidate, amalgamate, convert into, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a corporation, a limited liability company or a limited partnership, a trust or other entity organized as such under the laws of any state of the United States or the District of Columbia; provided that, (i) such successor entity either (x) expressly assumes all of the obligations of Met-Ed Capital under the Preferred Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, as regards to participation in the profits and assets of the successor entity, at least as high as the Preferred Securities rank, as regards to participation in the profits and assets of Met-Ed Capital,
(ii) the Company confirms its obligations under the Guarantee with regard to the Preferred Securities or Successor Securities, if any, (iii) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not cause any series of Preferred Securities or Successor Securities to be delisted by any national securities exchange or other organization on which such series of Preferred Securities or Successor Securities may be listed, (iv) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act, (v) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of holders of Preferred Securities or Successor Securities in any material respect, (vi) such successor entity has a purpose substantially identical to that of Met-Ed Capital and (vii) prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Company has received an opinion of counsel (which may be regular tax or other counsel to the Company or an affiliate, but not an employee thereof) experienced in such matters to the effect that (w) holders of outstanding Preferred Securities will not recognize any gain or loss for federal income tax purposes as a result of the consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, (x) such successor entity will be treated as a partnership or grantor trust for federal income tax purposes, (y) following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Company and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will not adversely affect the limited liability of holders of Preferred Securities or Successor Securities.

VOTING RIGHTS

     If (i) Met-Ed Capital fails to pay distributions in full on the Preferred Securities for 18 consecutive months; (ii) an event of default as defined in the Debenture Indenture occurs and is continuing; or (iii) the Company is in default on any of its payment or other obligations under the Guarantee, then the holders of the Preferred Securities, acting as a single class, will be entitled, by a vote of the majority of the aggregate stated liquidation preference of outstanding Preferred Securities, to appoint and authorize a special representative (the "Special Representative") to enforce Met-Ed Capital's rights under the Subordinated Debentures and the Debenture Indenture and to enforce the obligations of the Company under the Guarantee. For purposes of determining whether Met-Ed Capital has failed to pay distributions in full for 18 consecutive months, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions on all Preferred Securities have been or contemporaneously are paid with respect to all distribution periods for such Preferred Securities terminating on or prior to the date of payment of such full cumulative distributions. Subject to the requirements of applicable law, not later than 30 days after the right to appoint the Special Representative, the General Partner will convene a general meeting for the above purpose. If the General Partner fails to convene such meeting within such 30-day period, the Property Trustee shall notify the holders of the Trust Securities and, if so directed by the holders of Trust Securities representing Preferred Securities constituting at least 10% of the aggregate stated liquidation preference of the Preferred Securities, shall convene such meeting. The provisions of the Partnership Agreement relating to the convening and conduct of the general meetings of security holders will apply with respect to any such meeting. Any Special Representative so appointed shall vacate office immediately if Met-Ed Capital (or the Company pursuant to a Guarantee) shall have paid in full all accumulated and unpaid distributions on the Preferred Securities or an Event of Default under the Debenture Indenture or default under the Guarantee or breach, as the case may be, shall have been cured. Notwithstanding the appointment of any such Special Representative, the Company retains all rights under the Debenture Indenture, including the right to extend the interest payment period on the Subordinated Debentures.

     If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, any action which would materially adversely affect the powers, preferences or special rights attached to any series of Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise, then the holders of such series of Preferred Securities will be entitled to vote on such amendment or action of the General Partner (but not on any other amendment or action) and, in the case of an amendment or action which would equally adversely affect the rights or preferences of any other Preferred Securities, such Preferred Securities shall vote together as a class on such amendment or action of the General Partner (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of the holders of not less than a majority of the aggregate stated liquidation preference of such series of Preferred Securities. Except in certain circumstances described under "-- Dissolution Distribution," Met-Ed Capital will be dissolved and wound up only with the consent of the holders of all Preferred Securities then outstanding as well as the General Partner.

     The powers, preferences or special rights attached to any Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation or issue of, any additional series of Preferred Securities or additional general partner interests. Holders of Preferred Securities have no preemptive rights.

     Any required approval of holders of Preferred Securities may be given at a separate meeting of such holders convened for such purposes, at a meeting of all partners of Met-Ed Capital or pursuant to written consent. Met-Ed Capital will cause a notice of any meeting at which holders of any series of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of such series of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

     The holders of the Preferred Securities will have no rights to remove or replace the General Partner.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a description of the specific terms of the Guarantee. This description supplements, and should be read together with, the description of the general terms and provisions of the Guarantee set forth in the accompanying Prospectus under the caption "Description of the Guarantee." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Guarantee.

GENERAL

     Under the Guarantee, the Company will agree to pay (i) any accumulated and unpaid distributions on the Preferred Securities to the extent that Met-Ed Capital has funds on hand legally available therefor, (ii) the applicable redemption price payable with respect to any

Preferred Securities called for redemption by Met-Ed Capital to the extent that Met-Ed Capital has funds on hand legally available therefor, and (iii) upon a dissolution of Met-Ed Capital other than in connection with a Distribution Event, the lesser of (a) the portion of the partnership liquidation distribution applicable to the Preferred Securities and (b) the amount of assets of Met-Ed Capital legally available for distribution to holders of Preferred Securities in liquidation of Met-Ed Capital (collectively, the "Guarantee Payments"). The Company will agree to pay the Guarantee Payments, as and when due (except to the extent paid by Met-Ed Capital), to the fullest extent permitted by law, regardless of any defense, right of setoff or counterclaim which the Company may have or assert against Met-Ed Capital, the General Partner, the Trust or a trustee of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing Met-Ed Capital to pay such amounts to such holders.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all general liabilities of the Company, except trade accounts payable arising in the ordinary course of business.

     The Guarantee will constitute a guarantee of payment and not of collection. The Guarantee will be held by the General Partner for the benefit of the holders of the Preferred Securities. In the event of the appointment of a Special Representative, the Special Representative may enforce the Guarantee. If no Special Representative has been appointed to enforce the Guarantee, the General Partner will have the right to enforce the Guarantee on behalf of the holders of the Preferred Securities. The holders of Trust Securities, together with the holders of the Preferred Securities other than the Trust, representing not less than 10% in aggregate stated liquidation preference of the Preferred Securities, will have the right to direct the time, method and place of conducting any proceeding to enforce any remedy available in respect of the Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as above provided, any holder of Trust Securities representing Preferred Securities, and any holder of Preferred Securities other than the Trust, may institute a legal proceeding directly against the Company to enforce the Company's obligations under the Guarantee without first instituting a legal proceeding against Met-Ed Capital or any other person or entity. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Met-Ed Capital and by complete performance of all obligations of the Company contained in the Guarantee.

RELATIONSHIP AMONG GUARANTEE, SUBORDINATED DEBENTURES AND PREFERRED SECURITIES

     In addition to the obligations of the Company under the Guarantee, the Debenture Indenture provides that the Company shall cause the General Partner to remain the general partner of Met-Ed Capital and timely perform all its duties as such (including the duty to pay distributions on the Preferred Securities), which include, among other things, the General Partner's duties under the Partnership Agreement to directly pay all costs and expenses of Met-

Ed Capital (for the purpose of insuring that payment of principal and interest by the Company on the Subordinated Debentures will be sufficient to allow payment in full to the holders of the Preferred Securities). While the assets of the General Partner will not be available for making distributions on the Preferred Securities, they will be available for payment of the expenses of Met-Ed Capital. Accordingly, the Guarantee and the Debenture Indenture, together with the related covenants contained in the Partnership Agreement and the Company's obligations under the Subordinated Debentures, provide for the Company's full and unconditional guarantee of the Preferred Securities as set forth above.

CERTAIN COVENANTS OF THE COMPANY

     Under the Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, neither the Company nor any majority owned subsidiary of the Company shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by a wholly owned subsidiary) if at such time the Company shall be in default with respect to its payment obligations under the Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an event of default under the Debenture Indenture.

AMENDMENTS

     Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of Trust Securities, together with the holders of Preferred Securities other than the Trust, representing not less than a majority of the aggregate stated liquidation preference of the outstanding Preferred Securities.

MERGER OF THE COMPANY

     So long as the Preferred Securities remain outstanding, the Company will maintain its corporate existence; provided that the Company may consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to any person if the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the obligations of the Company under the Guarantee.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of all Preferred Securities or upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of Met-Ed Capital or upon the occurrence of a Distribution Event. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payments of any sums paid under the Preferred Securities or the Guarantee.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES
                           AND THE DEBENTURE INDENTURE

     Set forth below is a description of the specific terms of the Subordinated Debentures. This description supplements, and should be read together with, the description of the general terms and provisions of the Subordinated Debentures set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debentures and the Debenture Indenture." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Debenture Indenture.

REDEMPTION

     At the option of the Company, the Subordinated Debentures may be redeemed, in whole or in part, from time to time, on or after May 28, 2004 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. The Company has the right to redeem the Subordinated Debentures at any time upon the occurrence of a Tax Event or an Investment Company Event, upon not less than 30 nor more than 90 days' notice. Met-Ed Capital shall give the Property Trustee at least 45 days' prior notice thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Under the Debenture Indenture, the Company shall have the right at any time, so long as an Event of Default under the Debenture Indenture has not occurred and is continuing, to defer the interest payment period for all Subordinated Debentures for up to 20 consecutive quarterly periods; provided that no Extension Period shall extend beyond the stated maturity date or date of redemption of any series of Subordinated Debentures. At the end of the Extension Period, the Company shall pay all interest then accrued and payable on the Subordinated Debentures (together with interest thereon to the extent permitted by applicable law at the rate per annum borne by the Subordinated Debentures) and all Additional Interest (as defined in the Debenture Indenture). During any such Extension Period, neither the Company nor any majority owned subsidiary of the Company shall (i) declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by wholly owned subsidiaries) or make any guarantee payments with respect to the foregoing, or (ii) make any interest, principal or premium payment or repurchase or redeem any of its debt securities that rank equal with or junior to the Subordinated Debentures. Prior to the termination of any such Extension Period, the Company may shorten or further extend the interest payment period; provided that such Extension Period, together with all such further extensions thereof, may not exceed 20 consecutive quarterly periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements.

     The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Debentures. See "Certain Federal Income Tax Considerations - Potential Extension of Payment Period." The Company shall give the Debenture Indenture Trustee notice of its selection of such extended or shortened interest payment period one business day prior to the earlier of (i) the date the Company has selected to make the interest payment or (ii) the date the Company or Met-Ed Capital or the Trust is required to give notice to any national securities exchange or other applicable self-regulatory organization of the record date or the date distributions on the Preferred Securities are payable, but in any event not less than two business days prior to such record date. The Company shall cause the Indenture Trustee to give such notice of the Company's selection of such Extension Period to the holders of the Preferred Securities.

BOOK-ENTRY AND ISSUANCE

     If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Subordinated Debentures are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Subordinated Debentures are expected to be substantially similar to those described with respect to the Trust Securities in "Description of the Trust Securities -- Book Entry Only Issuance."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Carter, Ledyard & Milburn, special tax counsel to the Company, the following are the material U.S. federal income tax consequences of the ownership and disposition of Trust Securities.

     This summary only addresses the federal income tax consequences to those holders of Trust Securities who are "U.S. Securityholders" (as hereinafter defined) and who have purchased the Trust Securities held by them pursuant to the initial issuance and distribution of the Trust Securities. As used herein, a U.S. Securityholder means any beneficial owner of a Trust Security that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust
(A) over the administration of which a court within the United States is able to exercise primary supervision and (B) all substantial decisions of which one or more United States persons have the authority to control.

     In addition, this summary assumes that Trust Securities are held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary does not address all of the tax consequences that may be relevant to a particular U.S. Securityholder in light of such holders' individual circumstances, or to certain types of U.S. Securityholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, regulated investment companies, personal holding companies, corporations subject to the alternative minimum tax, tax-exempt organizations or persons who hold Trust Securities as part of a transaction that is treated as a "straddle," "integrated," "hedging," "conversion" or "constructive sale" transaction for U.S. federal income tax purposes), or to persons whose functional currency is not the U.S. dollar. Also not addressed are the consequences to U.S. Securityholders under state, local and foreign tax laws.

     Furthermore, the discussion below is based upon the provisions of the Code and Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change. Prospective purchasers should particularly note that any such change could have retroactive application to Trust Securities acquired through this offering.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TRUST SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

CLASSIFICATION OF MET-ED CAPITAL AND THE TRUST

     In connection with the issuance of Trust Securities, Carter Ledyard & Milburn will render its tax opinion to the effect that, under then current law and assuming full compliance with the terms of the Partnership Agreement and the Trust Agreement, (i) Met-Ed Capital will be classified for U.S. federal income tax purposes as a partnership and not as a business entity taxable as a corporation and (ii) the Trust will be classified as a grantor trust and not as a business entity taxable as a corporation.

     As a consequence, each U.S. Securityholder will be considered the owner of a pro rata portion of the Preferred Securities held by the Trust. As a further consequence, each U.S. Securityholder will be required to include in gross income as fully taxable interest income his or her pro rata share of the income accrued on the Subordinated Debentures held by Met-Ed Capital and allocated to the Trust. Such income should not exceed distributions received by the U.S. Securityholders on the Trust Securities except in limited circumstances described under "--Potential Extension of Payment Period." No portion of such income will be eligible for the dividends received deduction.

TAXABILITY OF DISTRIBUTIONS

     Met-Ed Capital will be required to include stated interest on the Subordinated Debentures in its gross income as it accrues. Each U.S. Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include his or her pro rata share of such interest income in his or her gross income. Actual distributions of stated interest will not be separately reported as taxable income. So long as there is no Extension Period, cash distributions received by a U.S. Securityholder for any quarterly interest period should equal the sum of the daily accruals of income for such interest period.

     Under applicable U.S. Treasury Regulations, a "remote" contingency that stated interest will not be timely paid on the Subordinated Debentures will be ignored in determining whether the Subordinated Debentures are issued with original issue discount. The Company believes that the likelihood of it exercising its option to defer payments of interest on the Subordinated Debentures is remote since, among other things, exercising that option would prevent the Company from declaring dividends on any of its capital stock. Accordingly, the Company intends to take the position, based on the advice of tax counsel, that the Subordinated Debentures will not be considered to be issued with original issue discount.

POTENTIAL EXTENSION OF PAYMENT PERIOD

     Under the terms of the Debenture Indenture, the Company will be permitted to extend the interest payment period on the Subordinated Debentures for up to 20 consecutive quarterly periods. The Company currently believes that the extension of an interest payment period is unlikely. However, if the Company should exercise its right to extend an interest payment period, the Subordinated Debentures would be treated as having been reissued at that time with original issue discount. As a result, during any such Extension Period, each U.S. Securityholder, including a holder who otherwise uses the cash method of accounting, will be required to include in his or her gross income his or her pro rata share of such original issue discount as it economically accrues during such period, even though the holder will not receive any cash distributions with respect to such accrued interest amounts until after the end of such Extension Period. Any U.S. Securityholders who dispose of Trust Securities prior to the record date for the payment of distributions following such Extension Period will be required to include interest in gross income but will not receive any cash related thereto from the Trust. A U.S. Securityholder's tax basis in a Trust Security will be increased by the amount of any interest (or original issue discount) that is included in income without a corresponding receipt of cash, and will be decreased again when and if such cash is subsequently received from the Company and distributed by Met-Ed Capital and the Trust. The subsequent receipt or distribution of such cash will not be included in gross income.

WITHDRAWAL OR DISTRIBUTION OF PREFERRED SECURITIES

     The receipt of Preferred Securities by a U.S. Securityholder in exchange for Trust Securities at the option of the U.S. Securityholder or upon termination of the Trust will not be a taxable event. The U.S. Securityholder's tax basis and holding period for the Preferred Securities immediately after such exchange or distribution will equal the U.S. Securityholder's tax basis and holding period for the Trust Securities surrendered in such exchange or distribution. Income earned from the Preferred Securities (rather than the Trust Securities) will be reported annually to the U.S. Securityholder and to the Internal Revenue Service on Schedule K-1 and not on Form 1099.

DISPOSITION OF THE TRUST SECURITIES

     Gain or loss will be recognized on a sale, including a redemption for cash, of Trust Securities in an amount equal to the difference between the amount realized and the U.S. Securityholder's tax basis in such Trust Securities. A U.S. Securityholder's adjusted tax basis in a Trust Security generally will equal the amount paid for the Trust Security, increased by the amount of income allocated to such U.S. Securityholder, and reduced by the amount of any cash or property distributed to such U.S. Securityholder. Gain or loss recognized by a U.S. Securityholder on the sale or exchange of Trust Securities held for more than one year will be taxable as long-term capital gain or loss.

DISTRIBUTION OF SUBORDINATED DEBENTURES

     As discussed under the caption "Description of the Preferred Securities -- Dissolution Distribution," Met-Ed Capital may liquidate and distribute Subordinated Debentures to the holders of Preferred Securities at any time. The holders of Preferred Securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of such distribution. Such a tax-free transaction would result in a holder of Preferred Securities receiving an aggregate tax basis in the Subordinated Debentures equal to such holder's aggregate tax basis in the holder's pro rata share of Preferred Securities. A holder's holding period in such Subordinated Debentures would include the period for which the Preferred Securities were held by such holder. Upon any such distribution of Subordinated Debentures to the Trust, the Trust would distribute the Subordinated Debentures to the holders of the Trust Securities in exchange for the Trust Securities held by them. The distribution from the Trust would not be a taxable event. A U.S. Securityholder will have an aggregate tax basis for the Subordinated Debentures so received equal to such holder's aggregate tax basis in the Trust Securities surrendered in the exchange, and the holder's holding period for the Subordinated Debentures so received will include the period for which such Trust Securities were held by the holder.

     If, however, the liquidation of Met-Ed Capital or the Trust were to occur because Met-Ed Capital or the Trust becomes subject to U.S. federal income tax as an association taxable as a corporation, see "Description of the Preferred Securities -- Special Event Redemption; Distribution of the Subordinated Debentures," the distribution of Subordinated Debentures to U.S. Securityholders would likely be a taxable event to each U.S. Securityholder, and a U.S. Securityholder would recognize gain or loss as if it had exchanged its Trust Securities for Subordinated Debentures. Such gain or loss would be equal to the difference between the U.S. Securityholder's aggregate tax basis in its Trust Securities surrendered in the exchange and the aggregate fair market value of the Subordinated Debentures received in the exchange.

     Under the original issue discount provisions of the Code and U.S. Treasury Regulations promulgated thereunder, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, as discussed above under "Taxability of Distributions."

     However, if the Company were to exercise its option to defer payments of interest, the Subordinated Debentures would at that time be treated as reissued with original issue discount. U.S. Securityholders who had received Subordinated Debentures as a result of a distribution would be required to account for all interest on the Subordinated Debentures on an economic accrual basis regardless of such U.S. Securityholder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Subordinated Debentures would be required to include in gross income original issue discount even though the Company would not make actual cash payments during an Extension Period. See "Potential Extension of Payment Period" above.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The amount of income paid or accrued on the Trust Securities, and the Preferred Securities if withdrawn from the Trust, and payment of the proceeds from the disposition of Trust Securities or the Preferred Securities, as the case may be, to or through a broker, will be reported to the Internal Revenue Service. Under the backup withholding tax provisions of the Code and applicable U.S. Treasury Regulations, a U.S. Securityholder may be subject to backup withholding at the rate of 31% with respect to interest paid on, original issue discount accrued with respect to, or the proceeds of a sale, exchange or redemption of the Preferred Securities or the Trust Securities, unless such U.S. Securityholder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the information reporting and backup withholding rules. The amount of any tax so withheld from a payment to a U.S. Securityholder will be allowed as a credit against the U.S. Securityholder's federal income tax liability and may entitle such U.S. Securityholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     Each fiduciary responsible for investing assets of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an "ERISA Plan"), should consider the standards imposed on fiduciaries by ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the Trust Securities. Accordingly, among other factors, in addition to the matters discussed above in "Risk Factors," the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and "Keogh" plans subject to Section 4975 of the Code (which together with ERISA Plans are referred to herein as "Plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code; governmental plans may be subject to similar provisions under applicable state laws.

     The U.S. Department of Labor ("DOL") has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive under Section 406 of ERISA and Section 4975 of the Code for prohibited transactions that may arise from the purchase or holding of the Trust Securities. Those class exemptions are PTCE 96-23 (for certain transactions directed by in-house asset managers), PTCE 95-60 (for certain investments by insurance company general accounts), PTCE 91-38 (for certain investments by bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions effected by independent qualified professional asset managers).

     For purposes of determining whether plan assets are involved in a transaction with a Party in Interest, the fiduciary of a Plan should consider regulations issued by the DOL, 29 CFR Section 2510.3-101 (the "Plan Asset Regulation") which would deem the assets of the Trust itself to be "plan assets" under certain circumstances.

     Under the Plan Assets Regulations, the assets of the Trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust. No assurance can be given that the Trust Securities would not be treated as an "equity interest" under all applicable local law.

     Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Trust, less than 25% of the value of each class of equity interest in the Trust were held by Plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan by reason of the Plan's investment in such entity (a "Plan Asset Entity") (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the Trust Securities held by Benefit Plan Investors will be less than 25% of the total value of such Trust Securities at the completion of the initial offering or thereafter, and no monitoring of ownership of Trust Securities by Benefit Plan Investors or other measures will be taken with respect to the satisfaction of the conditions of this exception.

     Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Trust Securities are acquired with "plan assets" of such Plan and the assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust under the Plan Assets Regulation. For example, if the Company were a Party in Interest with respect to a Plan (either directly or indirectly), extensions of credit between the Company and the Trust (as represented by the Preferred Securities, Subordinated Debentures and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and
Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption.

     Because the Trust Securities could be deemed to be an equity interest in the Trust for purposes of applying ERISA and Section 4975 of the Code, the Trust Securities may not be purchased and should not be held by any Plan, any Plan Asset Entity or any person investing "plan assets" on behalf of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of Trust Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing or holding such securities on behalf of or with "plan assets" of any Plan, or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that Plan fiduciaries or other persons considering purchasing the Trust Securities on behalf of or with "plan assets" of any Plan should consult with their counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated May 24, 1999 (the "Underwriting Agreement"), the Trust has agreed, and the Company and Met-Ed Capital have agreed to cause the Trust, to sell to the Underwriters named below, and the Underwriters, for whom Morgan Stanley & Co. Incorporated, A.G. Edwards & Sons, Inc., Banc One Capital Markets, Inc., Legg Mason Wood Walker, Incorporated and Salomon Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase the number of Trust Securities set forth opposite their respective names below. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Trust Securities offered hereby if any of the Trust Securities are purchased.


                                                                    Number of
   Name                                                         Trust Securities
   ----                                                         ----------------
   Morgan Stanley & Co. Incorporated.............................     612,000
   A.G. Edwards & Sons, Inc......................................     612,000
   Banc One Capital Markets, Inc.................................     612,000
   Legg Mason Wood Walker, Incorporated..........................     612,000
   Salomon Smith Barney Inc......................................     612,000
   ABN Amro Incorporated.........................................      60,000
   Blaylock & Partners, L.P. ....................................      60,000
   BT Alex. Brown Incorporated ..................................      60,000
   CIBC World Markets Corp. .....................................      60,000
   First Union Capital Markets Corp. ............................      60,000
   Janney Montgomery Scott Inc. .................................      60,000
   McDonald Investments Inc.,
        A Keycorp Company........................................      60,000
   Muriel Siebert & Co., Inc. ...................................      60,000
   Prudential Securities Incorporated ...........................      60,000
   SG Cowen Securities Corporation ..............................      60,000
   Advest, Inc. .................................................      20,000
   Dain Rauscher Incorporated ...................................      20,000
   Fahnestock & Co., Inc. .......................................      20,000
   Ferris, Baker Watts, Incorporated ............................      20,000
   Fidelity Capital Markets,
        A division of National Financial Services Corporation ...      20,000
   Fleet Securities, Inc. .......................................      20,000
   Gibraltar Securities Co. .....................................      20,000
   J.J.B. Hilliard, W.L. Lyons, Inc. ............................      20,000
   Olde Discount Corporation ....................................      20,000
   Pryor, McClendon, Counts & Co., Inc. .........................      20,000
   Raymond James & Associates, Inc. .............................      20,000
   The Robinson-Humphrey Company, LLC. ..........................      20,000
   Charles Schwab & Co., Inc. ...................................      20,000
   Tucker Anthony Incorporated ..................................      20,000
   U.S. Bancorp Piper Jaffray Inc. ..............................      20,000
   Utendahl Capital Partners, L.P. ..............................      20,000
   The Williams Capital Group, L.P. .............................      20,000
                                                                    ---------
      Total .....................................................   4,000,000
                                                                    =========

     The Underwriters have advised the Company, Met-Ed Capital and the Trust that they propose to offer the Trust Securities in part directly to the public at the price to the public, as set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of $.50 per Trust Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.35 per Trust Security to certain other dealers. After the Trust Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters named on the cover page hereof.

     The Trust Securities are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the Trust Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Trust Securities. The Representatives have advised the Company, Met-Ed Capital and the Trust that they intend to make a market in the Trust Securities prior to the commencement of trading on the NYSE. The Representatives will have no obligation to make a market in the Trust Securities, however, and may cease market making activities, if commenced, at any time.

     Prior to this offering, there has been no public market for the Trust Securities. In order to meet one of the requirements for listing the Trust Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Trust Securities to a minimum of 400 beneficial holders.

     In order to facilitate the offering of the Trust Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Securities. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the securities for their own account. In addition, to cover over-allotments or to stabilize the price of the Trust Securities, the Underwriters may bid for, and purchase, Trust Securities in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Trust Securities in this offering, if the Underwriters repurchase previously distributed Trust Securities in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Trust Securities above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company, Met-Ed Capital and the Trust have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date on which the Underwriters deliver the Trust Securities to purchasers, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Trust Securities, Preferred Securities, any security convertible into or exchangeable into or exercisable for Trust Securities, Preferred Securities or the Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Trust Securities or Preferred Securities (except for the Subordinated Debentures, Preferred Securities and the Trust Securities issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.

     The Company estimates that its expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $300,000.

     The Company, Met-Ed Capital and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters and their affiliates engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business. As of December 31, 1998, Morgan Stanley Dean Witter & Co., a registered investment adviser, beneficially owned approximately 7.2% of the outstanding voting securities of GPU as a result of acting as investment adviser to various registered investment companies.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                                  $250,000,000

                           METROPOLITAN EDISON COMPANY

                                  SENIOR NOTES

                              --------------------

                              MET-ED CAPITAL TRUST

                                TRUST SECURITIES


  each representing a Cumulative Preferred Security of Met-Ed Capital II, L.P.
   fully and unconditionally guaranteed to the extent Met-Ed Capital II, L.P.
                       has funds, as set forth herein, by

                           METROPOLITAN EDISON COMPANY

                               -------------------

     Metropolitan Edison Company, a Pennsylvania corporation (the "Company"), may offer, from time to time in one or more series, up to $250,000,000 aggregate principal amount of Senior Notes (the "Senior Notes") secured by its Senior Note Mortgage Bonds (as defined herein) until the Release Date (as defined herein), and in amounts, at prices and on terms to be determined at or prior to the time or times of sale. Until the Release Date, the Senior Notes will be secured by Senior Note Mortgage Bonds issued and delivered by the Company to the Senior Note Trustee (as defined herein). See "Description of Senior Notes -- Security; Release Date." On the Release Date, the Senior Notes will cease to be secured, will become unsecured general obligations of the Company and will rank on a parity with other unsecured and unsubordinated indebtedness of the Company (unless otherwise secured under the limited circumstances described under the caption "Description of Senior Notes -- Certain Covenants of the Company -- Limitations on Liens").

     Met-Ed Capital Trust (the "Trust"), a statutory business trust created under the laws of the State of Delaware, may offer up to $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of Trust Securities (the "Trust Securities"), in amounts, at prices and on terms to be determined at or prior to the time of sale. Each Trust Security represents a cumulative preferred limited partner interest (the "Preferred Securities") of Met-Ed Capital II, L.P., a limited partnership formed under the laws of the State of Delaware ("Met-Ed Capital"), which will be a special purpose indirect subsidiary of the Company.

     The Trust will use the proceeds from the sale of its Trust Securities to purchase Preferred Securities from Met-Ed Capital, which will be the sole assets of the Trust. Met-Ed Capital will lend the proceeds from the sale of its Preferred Securities, plus the capital contribution made by Met-Ed Preferred Capital II, Inc., a Delaware special purpose corporation and the sole general partner of Met-Ed Capital (the "General Partner"), to the Company, which loan will be evidenced by Subordinated Debentures (the "Subordinated Debentures") issued by the Company. The Company's Subordinated Debentures may be issued to Met-Ed Capital in exchange for Met-Ed Capital's payment to the Company of an amount representing the proceeds from the sale of the Preferred Securities to the Trust and the capital contributions of the General Partner. Subordinated Debentures purchased by Met-Ed Capital may subsequently be distributed pro rata to the holders of the Preferred Securities and the Trust Securities in connection with the dissolution of Met-Ed Capital and the Trust.

     The Company will also unconditionally guarantee the payment by Met-Ed Capital of (i) any accumulated and unpaid distributions on the Preferred Securities to the extent Met-Ed Capital has funds on hand legally available therefor, (ii) the applicable redemption price payable with respect to any Preferred Securities called for redemption by Met-Ed Capital to the extent Met-Ed Capital has funds on hand legally available therefor, and (iii) upon the liquidation of Met-Ed Capital (other than in connection with a Distribution Event (as defined herein)), the lesser of (a) the portion of the partnership liquidation distribution applicable to the Preferred Securities and (b) the amount of assets of Met-Ed Capital legally available for distribution to holders of Preferred Securities in liquidation of Met-Ed Capital (the "Guarantee").

     The Trust Securities will be subject to mandatory redemption upon any redemption of the Preferred Securities, which will be subject to mandatory redemption upon the maturity or prior redemption of the Subordinated Debentures, but will not be subject to any mandatory sinking fund. See "Description of the Preferred Securities -- Mandatory Redemption" and "Description of the Subordinated Debentures and the Debenture Indenture."

     The Senior Notes, Trust Securities, Preferred Securities, together with the related Guarantee, and Subordinated Debentures are collectively referred to as the "Offered Securities." The aggregate principal amount and liquidation value of all Offered Securities to be offered hereunder will not exceed $250,000,000. Risk Factors regarding the Offered Securities will be set forth in the Prospectus Supplement or Supplements.

     Certain specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the particular Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth, with regard to the particular Offered Securities, without limitation and where applicable, the following: (i) in the case of the Senior Notes, the designation, aggregate principal amount, maturity date or dates, interest rate or rates (or method of calculation thereof) and times of payment of interest, the terms of any redemption, exchange or sinking fund provisions, the purchase price and any other specific terms of the offering, (ii) in the case of the Trust Securities, the specific title, aggregate liquidation value, number of securities, purchase price, any listing on a securities exchange, distribution rate (or method of calculation thereof) on the related Preferred Securities, dates on which distributions shall be payable and dates from which distributions shall accumulate on the related Preferred Securities, any voting rights, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Trust Securities and the terms upon which the proceeds of the Trust Securities shall be used to purchase a specific series of Preferred Securities of Met-Ed Capital.

     The Offered Securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of such methods. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them, will be set forth in the related Prospectus Supplement. See "Plan of

Distribution" for possible indemnification and contribution arrangements for dealers, underwriters and agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                The date of this Prospectus is February 4, 1999.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C., and at the following regional offices of the SEC: New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York and Chicago Regional Office, 14th Floor, 500 West Madison Street, Chicago, Illinois. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Such material is also available from the SEC's Web site at "http//www.sec.gov." Certain of the Company's securities are listed on the New York Stock Exchange and such reports and other information can also be inspected and copied at the office of such exchange on the 7th Floor, 20 Broad Street, New York, New York.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company, Met-Ed Capital and the Trust with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, Met-Ed Capital, the Trust and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of the Trust or Met-Ed Capital have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Trust Securities because (i) the Trust and Met-Ed Capital are special purpose entities, have no independent operations and exist for the sole purpose of issuing the securities described herein and (ii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Guarantee, the Subordinated Debentures purchased by Met-Ed Capital and the related Debenture Indenture (as defined herein), and the General Partner's obligations under the Amended and Restated Trust Agreement of the Trust and the Amended and Restated Limited Partnership Agreement of Met-Ed Capital, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities which are represented by the Trust Securities. See "Description of the Trust Securities," "Description of the Preferred Securities" and "Description of the Subordinated Debentures and the Debenture Indenture" and "Description of the Guarantee."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates herein by reference the following documents which have been filed by the Company with the SEC pursuant to the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998.

     3. The Company's Current Reports on Form 8-K, dated May 26, May 27, June 5, July 17, July 21, August 3, October 2, October 22 and November 12, 1998.

     All documents subsequently filed by the Company with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. The documents incorporated or deemed to be incorporated herein by reference are sometimes hereinafter called the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral the request of any such person, a copy of any or all of the Incorporated Documents, excluding the exhibits thereto unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to Metropolitan Edison Company, 2800 Pottsville Pike, Reading, Pennsylvania 19605, attention:
Secretary. The Company's telephone number is (610) 929-3601.

     In addition to the historical information contained or incorporated by reference herein, this Prospectus contains or incorporates by reference a number of "forward-looking statements" within the meaning of the Exchange Act. Such statements address future events and conditions concerning capital expenditures, resolution and impact of litigation, regulatory matters, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those projected in such statements due to a variety of factors including, without limitation, restructuring of the utility industry; future economic conditions; earnings retention and dividend payout policies; developments in the legislative, regulatory and competitive environments in which the Company operates; and other circumstances that could affect anticipated revenues and costs, such as compliance with laws and regulations. These and other factors are discussed in the Company's filings with the SEC.

                           METROPOLITAN EDISON COMPANY

     Metropolitan Edison Company (the "Company"), a public utility furnishing electric service wholly within the Commonwealth of Pennsylvania, is a subsidiary of GPU, Inc. ("GPU"), a holding company registered under the Public Utility Holding Company Act of 1935. The Company provides retail electric service within a territory located in eastern and south central Pennsylvania having a population of almost one million. The Company also sells electricity at wholesale to four municipalities having an estimated population of over 11,000. The Company's subsidiary, York Haven Power Company, is the owner and licensee of the York Haven Hydroelectric Project. The Company's principal executive offices are located at 2800 Pottsville Pike, Reading, Pennsylvania 19605, and its telephone number is (610) 929-3601.

     For the year 1997, residential sales accounted for about 41% of the Company's operating revenues from customers and 35% of kilowatt-hour sales to customers; commercial sales accounted for about 29% of the Company's operating revenues from customers and 28% of kilowatt-hour sales to customers; industrial sales accounted for about 28% of the Company's operating revenues from customers and 35% of kilowatt-hour sales to customers; and sale to rural electric cooperatives, municipalities (primarily for street and highway lighting) and others accounted for about 2% of the Company's operating revenues from customers and 2% of kilowatt-hour sales to customers. The revenues derived from the 25 largest customers in the aggregate accounted for approximately 14% of operating revenues from customers for the year 1997. The Company also makes interchange and spot market sales of electricity to other utilities.

     The electric generating and transmission facilities of the Company and its affiliates, Pennsylvania Electric Company and Jersey Central Power & Light Company (collectively doing business as "GPU Energy"), are physically interconnected and are operated as a single integrated and coordinated system. The transmission facilities of the integrated system are physically interconnected with neighboring nonaffiliated utilities in Pennsylvania, New Jersey, Maryland, New York and Ohio. The Company is a member of the Pennsylvania-New Jersey-Maryland Interconnection ("PJM") and the Mid-Atlantic Council, an organization providing coordinated review of the planning by utilities in the PJM area. The interconnection facilities are used for substantial capacity and energy interchange and purchased power transactions as well as emergency assistance.

                              MET-ED CAPITAL TRUST

     Met-Ed Capital Trust (the "Trust") is a statutory business trust created in August 1998 under the laws of the State of Delaware. The Trust exists for the sole purpose of issuing the Trust Securities representing the Preferred Securities to be held by the Trust and performing functions directly related thereto. The Trust cannot issue any other securities. The Preferred Securities will be the only assets of the Trust and the only revenues of the Trust will be distributions it receives on the Preferred Securities. All expenses and liabilities of the Trust will be paid by the General Partner. The Trust's mailing address is c/o GPU Service, Inc., 310 Madison Avenue, Morristown, New Jersey 07962 and its telephone number is (973) 455-8200.

                             MET-ED CAPITAL II, L.P.

     Met-Ed Capital II, L.P. ("Met-Ed Capital") is a limited partnership formed in August 1998 under the laws of the State of Delaware. All of its general partner interests are owned by Met-Ed Preferred Capital II, Inc., which will be a wholly owned subsidiary of the Company, as the general partner (the "General Partner"). As a limited partnership, all of the business and affairs of Met-Ed Capital are managed by the General Partner. Met-Ed Capital was created solely for the purpose of issuing the Preferred Securities and lending the proceeds thereof to the Company. Such loans are evidenced by the Subordinated Debentures issued by the Company in series under the Debenture Indenture (as hereinafter defined). The Subordinated Debentures will be the only assets of Met-Ed Capital and the only revenues of Met-Ed Capital will be interest its receives on the Subordinated Debentures. The General Partner pays all of Met-Ed Capital's operating expenses and has general liability for all of Met-Ed Capital's obligations. Met-Ed Capital's mailing address is c/o GPU Service, Inc. 310 Madison Avenue, Morristown, New Jersey 07962 and its telephone number is (973) 455-8200.

                                FINANCING PROGRAM

     Depending upon market conditions, during the next two years the Company and/or the Trust, as the case may be, expect to offer pursuant to one or more separate offerings, up to $250,000,000 aggregate principal amount and liquidation value of Offered Securities, including up to $125,000,000 liquidation value of Trust Securities. The net proceeds from the sale of the Trust Securities will be used to purchase Preferred Securities from Met-Ed Capital. Met-Ed Capital will, in turn, lend the proceeds from the sale of its Preferred Securities to the Company, which loan will be evidenced by the Company's Subordinated Debentures. The Company also expects to have short-term borrowings outstanding from time to time during such period.

                                 USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities offered hereby (i) to redeem other outstanding securities of the Company, including first mortgage bonds, preferred stock and preferred securities, (ii) to repay outstanding short-term bank loans or other unsecured indebtedness,
(iii) for construction purposes and (iv) for other corporate purposes, including to reimburse the Company's treasury for funds previously expended therefrom for the above purposes. The Trust will use the proceeds from the sale of its Trust Securities to purchase the Preferred Securities. Met-Ed Capital will use the proceeds from the sale of the Preferred Securities to purchase the Subordinated Debentures. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

                             COMPANY COVERAGE RATIOS

     The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

               Years ended December 31,                         Twelve Months
-----------------------------------------------------               ended
1993        1994         1995        1996        1997        September 30, 1998
----        ----         ----        ----        ----        ------------------
3.28        0.87(1)      4.69        2.83        3.42               2.26

     The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Fixed charges consist of interest on funded indebtedness, other interest (including distributions on Company Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt and interest portion of all rentals charged to income.

     The Company's Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for each of the periods indicated was as follows:


               Years ended December 31,                         Twelve Months
-----------------------------------------------------               ended
1993        1994         1995        1996        1997        September 30, 1998
----        ----         ----        ----        ----        ------------------
2.72        0.81(2)      4.58        2.76        3.38               2.23

     The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends represents, on a pre-tax basis, the number of times earnings cover fixed charges and preferred stock dividends. Earnings consist of net income to which has been added fixed charges and taxes based on income of the Company. Combined fixed charges and preferred stock dividends consist of interest on funded indebtedness, other interest (including distribution on Company Obligated Mandatorily Redeemable Preferred Securities), amortization of net gain on reacquired debt and net discount on debt, preferred stock dividends (increased to reflect the pre-tax earnings required to cover such dividend requirements) and the interest portion of all rentals charged to income.

                              ACCOUNTING TREATMENT

     The financial statements of Met-Ed Capital will be consolidated with the Company's financial statements, with the Preferred Securities shown on the Company's consolidated financial statements as "Company Obligated Mandatorily Redeemable Preferred Securities of a Partnership." The Company's financial statements will include a footnote that discloses, among other things, that the sole asset of Met-Ed Capital consists of the Subordinated Debentures and will specify the principal amount, interest rate and maturity date of each series of Subordinated Debentures.

----------

(1)  The deficiency amount is $8,015,000.00.
(2)  The deficiency amount is $13,189,000.00.

                           DESCRIPTION OF SENIOR NOTES

     The following is a summary of certain terms and provisions of the Senior Notes and the Senior Note Indenture (as defined below). Reference is made to the Senior Note Indenture which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Senior Notes may be issued from time to time in one or more series in amounts and on terms to be determined at or prior to the time or times of sale, under the Senior Note Indenture, as it may be amended or supplemented (the "Senior Note Indenture") between the Company and United States Trust Company of New York (the "Senior Note Trustee").

     Until the Release Date (as defined below), all of the Senior Notes outstanding under the Senior Note Indenture will be secured by one or more series of the Company's Senior Note Mortgage Bonds (as defined below) issued and delivered by the Company to the Senior Note Trustee. See "-- Security; Release Date." ON THE RELEASE DATE, THE SENIOR NOTES WILL CEASE TO BE SECURED BY THE SENIOR NOTE MORTGAGE BONDS, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED AND UNSUBORDINATED INDEBTEDNESS OF THE COMPANY. The Senior Note Indenture provides that prior to the Release Date, the principal amount of the Senior Notes that may be issued and outstanding cannot exceed the principal amount of the Senior Note Mortgage Bonds then held by the Senior Note Trustee. See "Description of Senior Note Mortgage Bonds."

     There is no requirement under the Senior Note Indenture that future issues of debt securities of the Company be issued exclusively under the Senior Note Indenture; accordingly, the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Senior
Note Indenture or applicable to one or more issues of Senior Notes, in connection with future issues of other debt securities. There is no limitation on the amount of Senior Notes that may be issued under the Senior Note Indenture. Notwithstanding the foregoing, the Senior Note Indenture contains certain restrictive covenants, including a restriction that the Company may not issue, assume, guarantee or permit to exist, so long as any Senior Notes are outstanding and after the Release Date, any debt that ranks senior to the Senior Notes, subject to certain exceptions. In addition, the Senior Note Indenture also provides that so long as any Senior Notes are outstanding, certain sale/leaseback arrangements are restricted.

     There is no provision in the Senior Note Indenture or the Senior Notes that requires the Company to redeem, or permit the holders to cause a redemption of, the Senior Notes or that otherwise protects the holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company.

     Reference is made to the Prospectus Supplement for a description of the following terms of the series of Senior Notes in respect of which this Prospectus is being delivered: (i) the title of such Senior Notes; (ii) the aggregate principal amount of such Senior Notes;
(iii) the price (expressed as a percentage of principal amount) at which such Senior Notes will be issued; (iv) the date or dates on which the principal of such Senior Notes is payable; (v) the rate or rates at which such Senior Notes will bear interest, the date or dates from which such interest will accrue, the dates on which such interest will be payable ("Interest Payment Dates"), and the regular record dates for the interest payable on such Interest Payment Dates;
(vi) the option, if any, of the Company to redeem such Senior Notes and the period or periods within which, or the date or dates on which, the prices at which and the terms and conditions upon which, such Senior Notes may be redeemed, in whole or in part, upon the exercise of such option; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes at the option of the registered holder or pursuant to any sinking fund or analogous provisions and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which, such Senior Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation; (viii) the denominations in which such Senior Notes will be issuable, if other than $1,000 and integral multiples thereof; (ix) whether such Senior Notes are to be issued in whole or in part in book-entry form and represented by one or more global Senior Notes and, if so, the identity of the depository for such global Senior Notes and the specific terms of the depository arrangements therefor; and (x) any other terms of such Senior Notes, including with respect to any series, if applicable.

REDEMPTION PROVISIONS

     Any terms for the optional or mandatory redemption of the Senior Notes will be set forth in the Prospectus Supplement or Supplements. Except as shall otherwise be provided in the applicable Prospectus Supplement or Supplements, the Senior Notes will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Senior Notes of a series, or any tranche thereof, are to be redeemed, the particular Senior Notes to be redeemed will be selected by the Senior Note Trustee in such a manner as it shall deem appropriate and fair.

     Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Senior Note Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such Senior Notes and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Notes.

SECURITY; RELEASE DATE

     Until the Release Date, the Senior Notes will be secured by one or more series of the Company's first mortgage bonds ("Senior Note Mortgage Bonds") issued and delivered by the Company to the Senior Note Trustee (see "Description of Senior Note Mortgage Bonds"). Upon the issuance of a series of Senior Notes prior to the Release Date, the Company will simultaneously issue and deliver to the Senior Note Trustee, as security for all the Senior Notes being issued, a series of Senior Note Mortgage Bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same aggregate principal amount and have the same interest rate as the corresponding series of Senior Notes being issued. Any payment by the Company to the Senior Note Trustee of principal of, premium, if any, and interest on, a series of Senior Note Mortgage Bonds will be applied by the Senior Note Trustee to satisfy the Company's obligations with respect to principal of, premium, if any, and interest on, the respective corresponding series of Senior Notes.

     THE RELEASE DATE WILL BE THE EARLIER OF (I) THE DATE THAT ALL FIRST MORTGAGE BONDS (AS DEFINED HEREIN) OTHER THAN THE SENIOR NOTE MORTGAGE BONDS, HAVE BEEN RETIRED (WHETHER AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION, PURCHASE, DEFEASANCE OR OTHERWISE AND (II) THE DATE UPON WHICH THE SENIOR NOTE TRUSTEE HOLDS SENIOR NOTE MORTGAGE BONDS CONSTITUTING NOT LESS THAN 80% IN AGGREGATE PRINCIPAL AMOUNT OF ALL OUTSTANDING FIRST MORTGAGE BONDS. ON THE RELEASE DATE, THE SENIOR NOTE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND, NOT LATER THAN 30 DAYS THEREAFTER, WILL PROVIDE NOTICE TO ALL HOLDERS OF THE SENIOR NOTES OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS SHALL CEASE TO SECURE THE SENIOR NOTES AND THE SENIOR NOTES WILL BECOME UNSECURED AND UNSUBORDINATED GENERAL OBLIGATIONS OF THE COMPANY.

     Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds of the Company. See "Description of Senior Note Mortgage Bonds - Kind and Priority of Lien." Upon the payment or cancellation of any outstanding Senior Notes, the Senior Note Trustee shall surrender to the Company for cancellation an equal principal amount of the related series of Senior Note Mortgage Bonds. The Company shall not permit, at any time prior to the Release Date, the aggregate principal amount of Senior Note Mortgage Bonds held by the Senior Note Trustee to be less than the aggregate principal amount of the Senior Notes outstanding. The Senior Note Indenture includes a restriction that the Company may not issue, guarantee or permit to exist, so long as any of the Senior Notes are outstanding and after the Release Date, any debt that ranks senior to the Senior Notes, subject to certain exceptions. After the issuance of the first series of the Senior Notes, no additional First Mortgage Bonds will be issued under the Mortgage (as defined herein) other than as collateral security for the Senior Notes.

EVENTS OF DEFAULT

     The following constitute events of default under the Senior Note Indenture:
(a) default in the payment of principal of or premium, if any, on any Senior Note when due and payable; (b) default in the payment of interest on any Senior Note when due which continues for 60 days; (c) default in the performance or breach of any other covenant or agreement of the Company in the Senior Notes or in the Senior Note Indenture and the continuation thereof for 90 days after written notice thereof to the Company by the Senior Note Trustee or the holders of at least 33% in aggregate principal amount of the outstanding Senior Notes;
(d) prior to the Release Date, the occurrence of a "completed default" (as defined) under the Mortgage; provided, however, that the waiver or cure of such default and the recision and annulment of the consequences thereof under the Mortgage shall constitute a waiver of the corresponding event of default under the Senior Note Indenture and a recision and annulment of the consequences thereof under the Senior Note

Indenture; and (e) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of the Company.

     If an event of default occurs and is continuing, either the Senior Note Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all of the Senior Notes to be due and payable immediately. Upon such acceleration of the Senior Notes, the Senior Note Mortgage Bonds shall be immediately redeemable upon demand of the Senior Note Trustee (and surrender thereof to the Mortgage Trustee, as defined) at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. See "Description of Senior Note Mortgage Bonds -- Redemption Provisions of Senior Note Mortgage Bonds." At any time after an acceleration of the Senior Notes has been obtained (and provided the acceleration of all Senior Note Mortgage Bonds has not occurred), if the Company pays or deposits with the Senior Note Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due on the Senior Notes otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes.

     The Senior Note Indenture provides that the Senior Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of the Senior Notes unless such holders have offered to the Senior Note Trustee reasonable security or indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Senior Note Indenture, the holders of a majority in aggregate principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or of exercising any trust or power conferred on the Senior Note Trustee. The holders of a majority in aggregate principal amount of the outstanding Senior Notes generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of the Senior Notes. The Senior Note Indenture provides that no holder of the Senior Notes may institute any action against the Company under the Senior Note Indenture unless such holder previously shall have given to the Senior Note Trustee written notice of an event of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding affected by such event of default shall have requested the Senior Note Trustee to institute such action and shall have offered the Senior Note Trustee reasonable indemnity, and the Senior Note Trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of the Senior Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of the Senior Notes. Notwithstanding that the right of a holder of the Senior Notes to institute a proceeding with respect to the Senior Note Indenture is subject to certain conditions precedent, each holder of a Senior Note has the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on such Senior Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such holders of Senior Notes. The Senior Note Indenture provides that the Senior Note Trustee, within 90 days after the occurrence of a default with respect to the Senior Notes, is required to give holders of the Senior Notes notice of any default known to the Senior Note Trustee, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Senior Note Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. The Company is required to deliver to the Senior Note Trustee each year an officer's certificate as to whether or not the Company is in compliance with the conditions and covenants under the Senior Note Indenture.

MODIFICATION WITH APPROVAL

     Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (a) change the maturity date of any Senior Note; (b) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any Senior Note; (c) reduce the principal amount of, or premium payable on, any Senior Note; (d) change the coin or currency of any payment of principal of, or premium, if any, or interest on, any Senior Note; (e) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; (f) impair the interest of the Senior Note Trustee in the Senior Note Mortgage Bonds held by it or, prior to the Release Date, reduce the principal amount of any series of Senior Note Mortgage Bonds securing the Senior Notes to an amount less than the principal amount of the related series of Senior Notes or alter the payment provisions of such Senior Note Mortgage Bonds in a manner adverse to the holders of the Senior Notes; or (g) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority.

MODIFICATION WITHOUT APPROVAL

     Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Senior Note Indenture; (b) to add further security for the Senior Notes; (c) to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not prejudicial to the interest of the holders in any material respect; or (d) to make any other change that is not prejudicial to the holders of the Senior Notes in any material respect.

     A supplemental indenture which changes or eliminates any covenants or other provision of the Senior Note Indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of the Senior Notes, or which modifies the rights of the holders of the Senior Notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of the Senior Notes of any other series.

DEFEASANCE AND DISCHARGE

     The Senior Note Indenture provides that the Company will be discharged from any and all obligations in respect to the Senior Notes and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of the Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, the Company irrevocably deposits with the Senior Note Trustee, in trust for the benefit of the holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, premium, if any, and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the Senior Notes; provided that unless all of the Senior Notes mature within 90 days of such deposit by redemption or otherwise, the Company shall also have delivered to the Senior Note Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of the Senior Notes may look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes.

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

     The Company may not consolidate with or merge into any other corporation or sell or otherwise dispose of its properties as or substantially as an entirety unless (i) the successor or transferee corporation shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by the Company; and (iii) if prior to the Release Date, the successor or transferee corporation assumes the Company's obligations under the Mortgage with respect to the Senior Note Mortgage Bonds. Upon any such consolidation, merger, sale, transfer or other disposition of the properties of the Company substantially as an entirety, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Note Indenture with the same effect as if such successor corporation had been named as the Company therein, and the Company will be released from all obligations under the Senior Note Indenture. For purposes of the Senior Note Indenture, the conveyance or other transfer by the Company of
(a) all or any portion of its facilities for the generation of electric energy or (b) all of its facilities for the transmission of electric energy, in each case considered alone or in any combination with properties described in the other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the properties of the Company, as or substantially as an entirety.

CERTAIN COVENANTS OF THE COMPANY

     LIMITATION ON LIENS

     The Senior Note Indenture provides that, so long as any such Senior Notes are outstanding, the Company may not issue, assume, guarantee or permit to exist after the Release Date any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien ("Lien") of or upon any Operating Property of the Company (as defined below), whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the Senior Notes (together with, if the Company shall so determine, any other indebtedness of the Company ranking equally with the Senior Notes) equally and ratably with such Debt (but only so long as such Debt is so secured).

     The foregoing restriction will not apply to: (1) Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);
(2) Liens on Operating Property of an entity existing at the time such entity is merged into or consolidated with, or such entity disposes of its properties (or those of a division) as or substantially as an entirety to, the Company; (3) Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement; (4) Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, obligations of the Company with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property of the Company; (5) Liens under the Mortgage, except as provided in the Senior Note Indenture; (6) Liens to compensate the Senior Note Trustee as provided in the Senior Note Indenture; (7) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (7), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (7), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction will not apply to the issuance, assumption or guarantee by the Company of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt of the Company (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (7) and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 15% of Tangible Assets or 15% of Capitalization (as such terms are defined below).

     LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     The Senior Note Indenture provides that so long as any Senior Notes are outstanding, the Company may not enter into or permit to exist after the Release Date any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers' commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such Operating Property or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if
(a) the Company would be entitled pursuant to any of the provisions described in clauses (1) to (7) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the Senior Notes, (b) after giving effect to such Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the second sentence of the second paragraph under "Limitation on Liens", at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause
(a)), or (c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased, to the retirement of Senior Notes or other Debt of the Company ranking equally with the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

     CERTAIN DEFINITIONS

     "Capitalization" means the total of all the following items appearing on, or included in, the consolidated balance sheet of the Company: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, Hybrid Preferred Securities (as defined in the Senior Note Indenture), premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of capital stock reacquired by the Company.

     "Debt" means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any thereof.

     "Operating Property" means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles ("GAAP") excluding, in either case, any interest of the Company as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with GAAP.

     "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to the Company of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the Senior Note Indenture.

     "Tangible Assets" means the amount shown as total assets on the consolidated balance sheet of the Company, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense, and (ii) appropriate adjustments, if any, on account of minority interests. Tangible Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants that are regularly retained by the Company, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

     "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction, or (ii) the net book value of such property, as determined by the Company in accordance with GAAP, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY SENIOR NOTE TRUSTEE

     The Senior Note Trustee, as the holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the Mortgage, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent.

     The Senior Note Trustee shall vote all Senior Note Mortgage Bonds then held by it or consent with respect thereto, proportionately with the vote or consent of the holders of all other First Mortgage Bonds outstanding under the Mortgage, the holders of which are eligible to vote or consent; provided, however, that the Senior Note Trustee shall not so vote in favor of, or so consent to, any amendment or modification of the Mortgage which, if it were an amendment or modification of the Senior Note Indenture, would require the consent of the holders of Senior Notes as described under "-- Modification", without the prior consent of holders of Senior Notes which would be required for such an amendment or modification of the Senior Note Indenture.

RESIGNATION OR REMOVAL OF SENIOR NOTE TRUSTEE

     The Senior Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day.

     The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Senior Note Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in aggregate principal amount of the then outstanding Senior Notes. In addition, so long as no event of default under the Senior Note Indenture or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, the Company may remove the Senior Note Trustee upon written notice to the holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee.

CONCERNING THE SENIOR NOTE TRUSTEE

     The United States Trust Company of New York is the Senior Note Trustee under the Senior Note Indenture, the Mortgage Trustee under the Mortgage and, as described in "Description of the Subordinated Debentures and the Debenture Indenture", the Debenture Trustee under the Debenture Indenture. The Senior Note Indenture provides that the Company's obligations to compensate the Senior Note Trustee and reimburse the Senior Note Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Senior Notes upon all property and funds held or collected by the Senior Note Trustee as such. The Senior Note Indenture provides that the Senior Note Trustee shall be subject to and shall comply with the provisions of
Section 310(b) of the Trust Indenture Act of 1939, as amended, and that nothing in the Senior Note Indenture shall be deemed to prohibit the Senior Note Trustee or the Company from making any application permitted pursuant to such section.

GOVERNING LAW

     The Senior Note Indenture and each Senior Note will be governed by New York law.

                    DESCRIPTION OF SENIOR NOTE MORTGAGE BONDS

GENERAL

     The Senior Note Mortgage Bonds are first mortgage bonds ("First Mortgage Bonds") to be issued under and secured by the Company's Indenture dated November 1, 1944 between the Company and United States Trust Company of New York, as successor trustee (the "Mortgage Trustee"), as heretofore amended and supplemented, and to be further amended and supplemented by one or more Supplemental Indentures with respect to the Senior Note Mortgage Bonds (collectively, the "Mortgage"). The statements herein concerning the First Mortgage Bonds and the Mortgage are summaries and do not purport to be complete. They may make use of defined terms and are subject to, and qualified in their entirety by, all of the provisions of the Mortgage, which is incorporated herein by reference.

     The Senior Note Mortgage Bonds will be issued as security for the Company's obligations under the Senior Note Indenture and will be immediately delivered to and registered in the name of the Senior Note Trustee. The Senior Note Indenture provides that the Senior Note Trustee shall not transfer any Senior Note Mortgage Bonds except to a successor trustee, to the Company (as provided in the Senior Note Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of the Company. The Senior Note Trustee shall generally vote the Senior Note Mortgage Bonds proportionately with what it believes to be the vote of the holders of all other First Mortgage Bonds then outstanding, as described under "Description of Senior Notes -- Voting of Senior Note Mortgage Bonds Held by Senior Note Trustee."

     The Senior Note Mortgage Bonds will correspond to the corresponding series of Senior Notes in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on the Senior Notes, Senior Note Mortgage Bonds of the corresponding series in a principal amount equal to the principal amount of such Senior Notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of the Company to make such payment shall be discharged.

REDEMPTION PROVISIONS OF SENIOR NOTE MORTGAGE BONDS

     The Senior Note Mortgage Bonds will be redeemed on the respective dates and in the respective principal amounts which correspond to the redemption dates for and the principal amounts to be redeemed of the corresponding series of Senior Notes. The Senior Note Mortgage Bonds are not redeemable by operation of the improvement fund or the maintenance provisions of the Mortgage, or with the proceeds of released property.

     In the event of an event of default under the Senior Note Indenture and acceleration of the Senior Notes, the Senior Note Mortgage Bonds will be immediately redeemable in whole, upon demand of the Senior Note Trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date. See "Description of Senior Notes -- Events of Default."

KIND AND PRIORITY OF LIEN

     The Senior Note Mortgage Bonds will rank equally as to security with all First Mortgage Bonds outstanding under the Mortgage, which is a direct first lien on substantially all of the Company's property and franchises (except certain real estate not used in the Company's business, cash other than that deposited with the Mortgage Trustee, securities, judgments, contracts, accounts and choses in action not specifically assigned, pledged, deposited or delivered to the Mortgage Trustee, materials and supplies not installed as a part of the fixed property of the Company, merchandise, appliances and supplies acquired for resale, motor vehicles and timber growing upon or cut from the lands of the Company and other personal property not necessary or appropriate to the public utility plant and business of the Company and to its operation as a going concern), subject to excepted encumbrances, the lien of the Mortgage Trustee for compensation and expenses and minor matters. With certain limitations applicable in the cases of consolidation, merger and sale of substantially all of the Company's assets, the Mortgage contains provisions subjecting after-acquired property (subject to pre-existing liens) to the lien thereof.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property of a limited nature may be disposed of by the Company without securing a release or consent by the Mortgage Trustee. Otherwise, property subject to the lien of the Mortgage may be released only upon the substitution of cash or certain other property of equivalent value. Money received by the Mortgage Trustee as the result of any release of property may be withdrawn against, among other things, bondable value of property additions and the principal amount of First Mortgage Bonds and prior lien bonds previously issued and retired. If the fair value of property released is 10% or more of the principal amount of outstanding First Mortgage Bonds and prior lien bonds, the Mortgage Trustee is required to report to the bondholders with respect thereto within ninety days after such release, and annually with respect to all other property so released.

DIVIDEND RESTRICTIONS

     The Mortgage restricts dividends (except dividends payable in shares of the Company's stock subordinate to its preferred stock) to the amount by which the Company's accumulated earned surplus exceeds $3,360,052. The amount available for the declaration and payment of cash dividends on the Company's common stock after giving effect to this restriction will be contained in a Prospectus Supplement.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     Subject to conditions and restrictions, certain of which are referred to below, additional First Mortgage Bonds may be issued under the Mortgage to the extent of (1) 60% of bondable value of property additions; (2) the principal amount of refundable prior lien bonds retired as provided in the Mortgage; (3) the principal amount of Bonds then or theretofore retired; and (4) the amount of cash deposited with the Mortgage Trustee against the issuance of First Mortgage Bonds. Cash so deposited with the Mortgage Trustee may be withdrawn in an amount equal to the principal amount of First Mortgage Bonds which the Company is then entitled to have authenticated and delivered. First Mortgage Bonds may be issued pursuant to (1) and (4) (and in certain cases pursuant to (2) and (3) above) only if net earnings (which are calculated before income taxes but after deduction of operating expenses, including an amount equal to the greater of the actual book provision for depreciation or the "minimum provision for depreciation" as outlined below under "Maintenance Fund"), with non-operating income or loss limited to 5% of operating income before income taxes, shall be at least two times the annual interest requirements on First Mortgage Bonds and prior lien bonds to be outstanding. Moreover, the Company's charter contains provisions limiting the ratio of securities evidencing funded indebtedness and unsecured indebtedness to total capitalization.

     The principal amount of additional First Mortgage Bonds issuable pursuant to these provisions will be contained in a Prospectus Supplement.

IMPROVEMENT FUND

     The Company is required to deposit with the Mortgage Trustee by March 31 of each year cash equal to 1% of the aggregate principal amount of First Mortgage Bonds issued prior to January 1 of such year (excluding any First Mortgage Bonds issued on the basis of retired First Mortgage Bonds). Instead of depositing cash, or as a means of withdrawing cash so deposited but not used or applied by the Mortgage Trustee for the purchase, payment or redemption of First Mortgage Bonds previously issued, the Company may deliver First Mortgage Bonds or certain refundable prior lien bonds or apply bondable value of property additions (on the basis of 60% thereof), none of which may thereafter be used for any other purpose under the Mortgage. The Company has heretofore utilized bondable value of property additions to meet this requirement and expects to continue to do so.

MAINTENANCE FUND

     The Company is required to make expenditures for property additions and/or to deposit with the Mortgage Trustee, cash (less, at the option of the Company, credit for refundable prior lien bonds and First Mortgage Bonds theretofore or then retired) in amounts equal to the minimum provision for depreciation, computed cumulatively at the end of each year. Cash so deposited with the Mortgage Trustee may, during the next succeeding three years, be withdrawn by the Company to the extent that the amount theretofore expended for property additions, as aforesaid, exceeds the minimum provision for depreciation. The Company has, in the past, made sufficient expenditures for property additions to meet its obligations with respect to the minimum provision for depreciation, and no deposits with the Mortgage Trustee have been required in this connection. The Company expects that this pattern will continue in the future.

     So long as any of the First Mortgage Bonds shall be outstanding, the term "minimum provision for depreciation" means an amount equal to the greater of (1) 15% of gross operating revenues during such period from the operation of bondable property after deducting the aggregate cost of electric energy purchased for resale during such period in connection with the operation of such property, less an amount equal to charges for current repairs and maintenance of such property, or (2) an amount computed at the rate of 2-1/3% per annum of the average of the depreciable utility property of the Company as for each year or portion thereof embraced within such period.

MODIFICATION OF MORTGAGE

     With the consent of the holders of not less than 75% in principal amount of the First Mortgage Bonds affected, the Mortgage may be changed in any way except
(a) to reduce the amount or extend the due dates of the principal of or interest on the First Mortgage Bonds, (b) to reduce the percentage of bondholders required to effect changes in the Mortgage or (c) to impair or change the rank of the lien created by the Mortgage.

DEFAULTS AND NOTICE THEREOF

     "Completed Defaults" under the Mortgage include default in the payment of principal and premium, if any, of any of the First Mortgage Bonds or any prior lien bonds; default, for 60 days, in payment of interest on any of the First Mortgage Bonds or beyond the period of grace on any prior lien bonds; default, for 60 days after notice, in the performance of any covenant in the Mortgage; and bankruptcy, insolvency or reorganization (under certain circumstances) of the Company. The Mortgage Trustee may withhold notice to bondholders of default (except default in payment of principal, premium, interest or sinking and improvement fund installments) if its responsible officers determine that it is in the interest of the bondholders to do so.

     A majority in aggregate principal amount of the First Mortgage Bonds is necessary to require the Mortgage Trustee to take action to enforce the lien of the Mortgage. The Mortgage Trustee may require reasonable indemnification before being required to enforce the lien of the Mortgage. Holders of not less than 25% in aggregate principal amount of outstanding First Mortgage Bonds or the Mortgage Trustee may declare the principal and interest of all outstanding First Mortgage Bonds due upon the occurrence of a completed default, but the holders of a majority in principal amount of the outstanding First Mortgage Bonds may, under certain circumstances, including the curing of such default, annul any such declaration. No holder shall have the right to institute action, unless holders of 25% in aggregate principal amount of First Mortgage Bonds shall have made written request to the Mortgage Trustee to institute such action.

CONCERNING THE MORTGAGE TRUSTEE

     The Mortgage Trustee, United States Trust Company of New York, is permitted to engage in other transactions with the Company, except that if the Mortgage Trustee acquires any conflicting interest, as defined, it must eliminate it or resign and is required in certain cases to share with the bondholders the benefits of payments received within four months prior to default. United States Trust Company of New York is also the Senior Note Trustee under the Senior Note Indenture and the Debenture Trustee under the Debenture Indenture and a depository of the Company and certain of the Company's affiliates and has in the past made, and may in the future make, loans to the Company and certain of the Company's affiliates.

SATISFACTION AND DISCHARGE OF MORTGAGE

     Upon the Company's making due provision for the payment of all of the First Mortgage Bonds and paying all other sums due under the Mortgage, the Mortgage shall cease to be of further effect and may be satisfied and discharged of record. Holders of First Mortgage Bonds may wish to consult with their own tax advisers regarding possible tax effects in the event of a defeasance of the Mortgage.

EVIDENCE AS TO COMPLIANCE WITH MORTGAGE PROVISIONS

     Compliance with Mortgage provisions is evidenced by written statements of the Company officers or persons selected and paid by the Company. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent) must be furnished. The Mortgage requires that the Company furnish annually to the Mortgage Trustee a certificate that the Company has complied with, and is not in default under, the provisions of the Mortgage.

                       DESCRIPTION OF THE TRUST SECURITIES

     The following is a summary of certain terms and provisions of the Trust Securities and the Amended and Restated Trust Agreement of the Trust (the "Trust Agreement"). Reference is made to the Trust Agreement, which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Trust Securities may be issued in amounts, at prices and on terms to be determined at or prior to the time of sale. Reference is made to the Prospectus Supplement relating the Trust Securities for specific terms, including (i) the distinctive designation of such Trust Securities; (ii) the number of Trust Securities issued; (iii) the annual distribution rate or rates (or method of calculation thereof) for the Preferred Securities, which are represented by the Trust Securities and the date or dates upon which such distributions shall be payable; (iv) the date or dates (or method of determining the date or dates) from which distributions on the Preferred Securities, which are represented by the Trust Securities, shall be cumulative; (v) the obligation or option, if any, of the Trust to purchase or redeem Trust Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Preferred Securities, which are represented by the Trust Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option; (vi) the terms and conditions, if any, upon which the Subordinated Debentures may be distributed to holders of Trust Securities ("Distribution Event"); (vii) if applicable, any securities exchange upon which the Trust Securities shall be listed; (viii) whether the Trust Securities are to be issued in whole or in part in book-entry form and represented by one or more global certificates, and if so, the identity of the depository for such global certificates and the specific terms of the depository arrangements therefor; and
(ix) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Securities, including any rights to defer distributions on the Trust Securities, not inconsistent with the Trust Agreement or with applicable law.

     The Trust Securities will be issued by the Trust pursuant to the Trust Agreement. Each Trust Security will represent a Preferred Security of Met-Ed Capital. The Preferred Securities will be guaranteed by the Company to the extent set forth below under "Description of the Guarantee." The Guarantee of the Company, when taken together with the Company's obligations under the Subordinated Debentures and the Debenture Indenture, and the General Partner's obligations under the Trust Agreement and the Partnership Agreement (as defined below), including obligations to pay costs, expenses, debts and liabilities of the Trust and Met-Ed Capital (other than with respect to the Trust Securities), would provide a full and unconditional guarantee of amounts due on the Preferred Securities, which are represented by Trust Securities.

     The Trust is a statutory business trust created under the Delaware Business Trust Act. A trustee of the Trust will hold the Preferred Securities deposited in the Trust for the benefit of the holders of the Trust Securities. The Trust Agreement provides that, to the fullest extent permitted by law, without the need for any other action of any person, including any trustee of the Trust and any other holder of Trust Securities, each holder of Trust Securities shall be entitled to enforce in the name of the Trust the Trust's rights under the Preferred Securities represented by the Trust Securities held by such holder.

     It is anticipated that the assets of the Trust available for distribution to the holders of the Trust Securities will be limited to payments from Met-Ed Capital under the Preferred Securities, the source of which payments by Met-Ed Capital will be limited to payments from the Company on the Subordinated Debentures. See "Description of the Subordinated Debentures and the Debenture Indenture." If the Company fails to make a payment on the Subordinated Debentures or if Met-Ed Capital fails to make a distribution on the Preferred Securities, the Trust will not have sufficient funds to make related payments on the Trust Securities.

     Certain United States federal income tax considerations applicable to any offering of Trust Securities will be described in the Prospectus Supplement relating thereto.

DISTRIBUTIONS

     Each Trust Security will represent a Preferred Security of Met-Ed Capital issued to and held by the Trust, and distributions on the Trust Securities will be made concurrently with distributions on the Preferred Securities. Distributions on the Preferred Securities will be cumulative and will accumulate from the date and at the annual rate or rates described in the Prospectus Supplement.

REDEMPTION OF TRUST SECURITIES

     The Trust Securities will be subject to mandatory redemption upon redemption of the Preferred Securities at the redemption price set forth in the Prospectus Supplement.

PAYMENTS ON LIQUIDATION OF MET-ED CAPITAL

     Upon receipt by the Trust of any distribution, in cash or in kind, from Met-Ed Capital upon liquidation of Met-Ed Capital (or payment by the Company under the Guarantee in respect thereof), after satisfaction of creditors of the Trust as required by applicable law, a trustee of the Trust shall distribute to the holders of the Trust Securities such distributions, in cash or in kind, in proportion to the respective number of Preferred Securities represented by such Trust Securities.

WITHDRAWAL OF PREFERRED SECURITIES

     Any beneficial owner of Trust Securities may withdraw all, but not less than all, of the Preferred Securities represented by such Trust Securities by providing a written notice and agreement to be bound by the terms of the Partnership Agreement to a trustee of the Trust, with evidence of beneficial ownership in form satisfactory to such trustee. The Preferred Securities will only be issued in certificated form.

     Any holder of Preferred Securities may redeposit withdrawn Preferred Securities by delivery to a trustee of the Trust of a certificate or certificates for the Preferred Securities to be deposited, properly endorsed or accompanied, if required by such trustee, by a properly executed instrument of transfer or endorsement in form satisfactory to such trustee and in compliance with the terms of the Partnership Agreement, together with all such certifications as may be required by such trustee in its sole discretion and in accordance with the provisions of the Trust Agreement.

VOTING RIGHTS

     If the holders of the Preferred Securities, acting as a single class, are entitled to appoint and authorize a Special Representative (as defined below) pursuant to the Partnership Agreement, a trustee of the Trust shall notify the holders of the Trust Securities of such right, request direction of each holder of a Trust Security as to the appointment of a Special Representative and vote the Preferred Securities represented by such Trust Security in accordance with such direction.

     Upon receipt of notice of any meeting at which the holders of the Preferred Securities are entitled to vote, a trustee of the Trust shall, as soon as practicable thereafter, mail to the holders of the Trust Securities a notice, which shall be provided by the General Partner and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Trust Securities at the close of business on a specified record date will be entitled, subject to any applicable provision of law, to instruct such trustee as to the exercise of the voting rights pertaining to the amount of Preferred Securities represented by their respective Trust Securities, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Trust Security, such trustee shall vote or cause to be voted the number of Preferred Securities represented by such Trust Securities in accordance with the instructions set forth in such request.

EXPENSES OF THE TRUST

     All charges or expenses of the Trust, including the charges and expenses of the trustees of the Trust, will be paid by the General Partner.

                     DESCRIPTION OF THE PREFERRED SECURITIES

     The following is a summary of certain terms and provisions of the Preferred Securities represented by the Trust Securities. Reference is made to the Amended and Restated Limited Partnership Agreement of Met-Ed Capital (the "Partnership Agreement"), which is an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Preferred Securities will be issued from time to time in one or more series and shall have the terms described in the Prospectus Supplement. Reference is made to the Prospectus Supplement relating to any series of Preferred Securities of Met-Ed Capital for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued; (iii) the annual distribution rate or rates (or method of determining such rate or rates) for Preferred Securities and the date or dates upon which such distributions shall be payable; (iv) the date or dates (or method of determining the date or dates) from which distributions on Preferred Securities shall be cumulative; (v) the obligation or option, if any, of Met-Ed Capital to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option; (vi) the terms and conditions, if any, upon which the Subordinated Debentures may be distributed to holders of Preferred Securities; and (vii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities, including any rights to defer distributions on the Preferred Securities, not inconsistent with the Partnership Agreement or with applicable law.

     The Preferred Securities will be guaranteed by the Company to the extent set forth below under "Description of the Guarantee." The Guarantee of the Company, when taken together with the Company's obligations under the Subordinated Debentures and the Debenture Indenture and the General Partner's obligations under the Partnership Agreement, would provide a full and unconditional guarantee of amounts due on Preferred Securities issued by Met-Ed Capital.

     All of the general partner interests of Met-Ed Capital are owned by the General Partner, which is a wholly owned subsidiary of the Company. The Preferred Securities represent preferred limited partner interests of Met-Ed Capital. All of the Preferred Securities issued by Met-Ed Capital will be of equal rank in participation in the profits and assets and income of Met-Ed Capital. The Partnership Agreement authorizes the General Partner to establish series of Preferred Securities having such designations, rights, privileges, restrictions and other terms and provisions as the General Partner may determine. Distributions on all series of Preferred Securities must be paid in full before the General Partner may participate in the profits or assets of Met-Ed Capital.

     Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

DISTRIBUTIONS

     The General Partner may make distributions on the general partner interests of Met-Ed Capital only after payment in full of all distributions accumulated on all outstanding Preferred Securities of Met-Ed Capital.

     Distributions on the Preferred Securities must be paid by Met-Ed Capital to the extent that Met-Ed Capital has funds on hand legally available therefor. The funds available for distribution by Met-Ed Capital will be limited to payments received by Met-Ed Capital in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures and the Debenture Indenture".

MANDATORY REDEMPTION

     A series of Preferred Securities will be subject to mandatory redemption upon the repayment at maturity or prior redemption of the corresponding series of the Subordinated Debentures.

LIQUIDATION DISTRIBUTION

     In the event of any voluntary or involuntary dissolution or winding up of Met-Ed Capital, the holders of Preferred Securities will be entitled to receive out of the assets of Met-Ed Capital, after satisfaction of liabilities to creditors and before any distribution of assets is made to the General Partner, the lesser of (i) the sum of their stated liquidation preference and all accumulated and unpaid distributions to the date of payment of the Preferred Securities, and (ii) the amount of assets of Met-Ed Capital legally available for distribution to the holders of Preferred Securities. All assets of Met-Ed Capital remaining after payment of the liquidation distribution to the holders of Preferred Securities will be distributed to the General Partner.

VOTING RIGHTS

     Except as provided in a Prospectus Supplement and as otherwise required by law and the Partnership Agreement, the holders of the Preferred Securities have no voting rights.

     If (i) Met-Ed Capital fails to pay distributions in full on a series of Preferred Securities for a period as set forth in the Prospectus Supplement,
(ii) an Event of Default (as defined in the Debenture Indenture) occurs and is continuing, or (iii) the Company is in default on any of its payment obligations under the related Guarantee, then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of the majority of the aggregate stated liquidation preference of the outstanding Preferred Securities to appoint a special representative (the "Special Representative") to enforce Met-Ed Capital's rights against the Company under the Subordinated Debentures and the Debenture Indenture and the obligations undertaken by the Company under the Guarantee issued in conjunction with the issuance of such Preferred Securities. The Special Representative shall not be admitted as a partner of Met-Ed Capital or otherwise be deemed a partner of Met-Ed Capital and shall have no liability for the debts, obligations or liabilities of Met-Ed Capital.

     If any proposed amendment to the Partnership Agreement provides for, or the General Partner otherwise proposes to effect, any action which would materially adversely affect the powers, preferences or special rights attached to any series of Preferred Securities, whether by way of amendment to the Partnership Agreement or otherwise, then the holders of such series of Preferred Securities will be entitled to vote on such amendment or action of the General Partner.

     So long as any series of Subordinated Debentures are held by Met-Ed Capital, the General Partner may not, except as directed to do so by the Special Representative, (i) direct the time, method and place of conducting any proceeding for any remedy available to the holder of the Subordinated Debentures or the Trustee under the Debenture Indenture (the "Debenture Trustee"), or executing any trust or power conferred on the Debenture Trustee, (ii) waive any past default under the Debenture Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Debenture Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of not less than a majority of the aggregate stated liquidation preference of all series of Preferred Securities affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Securities. The General Partner shall notify all holders of the Preferred Securities of any notice of default received from the Debenture Trustee with respect to any series of Subordinated Debentures.

                          DESCRIPTION OF THE GUARANTEE

     The following is a summary of certain provisions of the Guarantee which will be executed and delivered by the Company concurrently with the issuance of each series of the Preferred Securities. Reference is made to the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Under the Guarantee, the Company will agree to pay (i) any accumulated and unpaid distributions on the Preferred Securities to the extent that Met-Ed Capital has funds on hand legally available therefor, (ii) the applicable redemption price payable with respect to any Preferred Securities called for redemption by Met-Ed Capital to the extent that Met-Ed Capital has funds on hand legally available therefor, and (iii) upon a liquidation of Met-Ed Capital, other than in connection with a Distribution Event, the lesser of (a) the portion of the partnership liquidation distribution applicable to the Preferred Securities and (b) the amount of assets of Met-Ed Capital legally available for distribution to holders of Preferred Securities in liquidation of Met-Ed Capital (collectively, the "Guarantee Payments"). The Company will agree to pay the Guarantee Payments, as and when due (except to the extent paid by Met-Ed Capital), to the fullest extent permitted by law, regardless of any defense, right of setoff or counterclaim which the Company may have or assert against Met-Ed Capital, the General Partner, the Trust or a trustee of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing Met-Ed Capital to pay such amounts to such holders.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all general liabilities of the Company, except trade accounts payable arising in the ordinary course of business.

     The Guarantee will constitute a guarantee of payment and not of collection. The Guarantee will be held by the General Partner for the benefit of the holders of the Preferred Securities. In the event of the appointment of a Special Representative, the Special Representative may enforce the Guarantee. If no Special Representative has been appointed to enforce the Guarantee, the General Partner will have the right to enforce the Guarantee on behalf of the holders of the Preferred Securities. The holders of Trust Securities, together with the holders of the Preferred Securities other than the Trust, representing not less than 10% in aggregate stated liquidation preference of the Preferred Securities, will have the right to direct the time, method and place of conducting any proceeding to enforce any remedy available in respect of the Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Guarantee as above provided, any holder of Trust Securities representing Preferred Securities, and any holder of Preferred Securities other than the Trust, may institute a legal proceeding directly against the Company to enforce the Company's obligations under the Guarantee without first instituting a legal proceeding against Met-Ed Capital or any other person or entity. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Met-Ed Capital and by complete performance of all obligations of the Company contained in the Guarantee.

RELATIONSHIP AMONG GUARANTEE, SUBORDINATED DEBENTURES AND  PREFERRED SECURITIES

     In addition to the obligations of the Company under the Guarantee, the Debenture Indenture provides that the Company shall cause the General Partner to remain the general partner of Met-Ed Capital and timely perform all its duties as such (including the duty to pay distributions on the Preferred Securities), which include, among other things, the General Partner's duties under the Partnership Agreement to directly pay all costs and expenses of Met-Ed Capital (for the purpose of insuring that payment of principal and interest by the Company on the Subordinated Debentures will be sufficient to allow payment in full to the holders of the Preferred Securities). While the assets of the General Partner will not be available for making distributions on the Preferred Securities, they will be available for payment of the expenses of Met-Ed Capital. Accordingly, the Guarantee and the Debenture Indenture, together with the related covenants contained in the Partnership Agreement and the Company's obligations under the Subordinated Debentures, provide for the Company's full and unconditional guarantee of the Preferred Securities as set forth above.

CERTAIN COVENANTS OF THE COMPANY

     Under the Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, neither the Company nor any majority owned subsidiary of the Company shall declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends by a wholly owned subsidiary) if at such time the Company shall be in default with respect to its payment obligations under the Guarantee or there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an event of default under the Debenture Indenture.

AMENDMENTS

     Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of Trust Securities, together with the holders of Preferred Securities other than the Trust, representing not less than a majority of the aggregate stated liquidation preference of the outstanding Preferred Securities.

MERGER OF THE COMPANY

     So long as the Preferred Securities remain outstanding, the Company will maintain its corporate existence; provided that the Company may consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to any person if the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the obligations of the Company under the Guarantee.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of all Preferred Securities or upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of Met-Ed Capital or upon the occurrence of a Distribution Event. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payments of any sums paid under the Preferred Securities or the Guarantee.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES
                           AND THE DEBENTURE INDENTURE

     The following is a summary of certain terms and provisions of the Subordinated Debentures and the Debenture Indenture. Reference is made to the Debenture Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     The Subordinated Debentures will be unsecured, subordinated obligations of the Company issued under the Debenture Indenture (the "Debenture Indenture"). The Subordinated Debentures will be in a principal amount equal to the aggregate stated liquidation preference of the corresponding series of Preferred Securities plus the General Partner's capital contribution in Met-Ed Capital, will bear interest at a rate equal to the distribution rate on the Preferred Securities payable on the distribution dates for the Preferred Securities, will have maturity and redemption provisions corresponding to the redemption provisions of the Preferred Securities and will be subject to mandatory redemption upon the dissolution and liquidation of Met-Ed Capital other than in connection with a Distribution Event.

     The Company will deliver the Subordinated Debentures to the General Partner to be held on behalf of the holders of the Preferred Securities. The Subordinated Debentures will be delivered by the Company to evidence the loan by Met-Ed Capital to the Company of an amount equal to the proceeds received from the sale of the Preferred Securities, plus the General Partner's concurrent capital contribution in Met-Ed Capital.

REDEMPTION

     The Subordinated Debentures will be subject to mandatory redemption upon the liquidation and dissolution of Met-Ed Capital other than in connection with a Distribution Event or upon redemption of the Preferred Securities and as described in the Prospectus Supplement.

     If the Company gives a notice of redemption in respect of Subordinated Debentures, then, except as set forth below, on or prior to the redemption date, the Company shall deposit with the paying agent funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay the applicable redemption price. If notice of redemption shall have been given, if required, and the funds so deposited, then the Subordinated Debentures called for redemption shall become due and payable on the redemption date and upon the redemption date, interest will cease to accrue on the Subordinated Debentures called for redemption and such Subordinated Debentures will no longer be deemed to be outstanding.

     Any notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Debenture Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the applicable redemption price on such Subordinated Debentures and, that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Subordinated Debentures.

ADDITIONAL INTEREST

     If at any time Met-Ed Capital would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company also will pay as additional interest such amounts as shall be required so that the net amounts received and retained by Met-Ed Capital after paying any such taxes, duties, assessments or governmental charges will not be less than the amounts Met-Ed Capital would have received had no such taxes, duties, assessments or governmental charges been imposed.

SUBORDINATION

     The Debenture Indenture provides that all payments by the Company in respect of the Subordinated Debentures shall be subordinated to the prior payment in full of all amounts payable on Senior Indebtedness. The term "Senior Indebtedness" means (i) the principal of and premium, if any, in respect of (a) indebtedness of the Company for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds or other similar instruments; including purchase money obligation, for payment of which the Company is responsible or liable;
(ii) all capital lease obligations of the Company; (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) certain obligations of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures.

     Upon any payment or distribution of assets or securities of the Company, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall first be paid in full before Met-Ed Capital (as holder of the Subordinated Debentures), the Debenture Trustee on behalf of such holder or any Special Representative appointed by the holders of the Preferred Securities shall be entitled to receive from the Company any payment of principal of or interest on or any other amounts in respect of the Subordinated Debentures or distribution of any assets or securities.

     No direct or indirect payment by or on behalf of the Company of principal of or interest on the Subordinated Debentures, whether pursuant to the terms of the Subordinated Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been received by the Debenture Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

     If the Debenture Trustee, Met-Ed Capital (as holder of the Subordinated Debentures) or any Special Representative appointed by the holders of the Preferred Securities, shall have received any payment on account of the principal of or interest on the Subordinated Debentures when such payment is prohibited and before all amounts payable on, under or in connection with Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid over or delivered first to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

     Nothing in the Debenture Indenture shall limit the right of the Debenture Trustee, Met-Ed Capital (as holder of the Subordinated Debentures) or the Special Representative to take any action to accelerate the maturity of the Subordinated Debentures or to pursue any rights or remedies against the Company; provided that all Senior Indebtedness shall be paid before Met-Ed Capital (as holder of the Subordinated Debentures) is entitled to receive any payment from the Company of principal of or interest on the Subordinated Debentures.

     Upon the payment in full of all Senior Indebtedness, Met-Ed Capital (as holder of the Subordinated Debentures) (and any Special Representative appointed by the holders of the Preferred Securities) shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company made on such Senior Indebtedness until the Subordinated Debentures shall be paid in full.

     The Indenture does not limit the aggregate amount of Senior Indebtedness which the Company may issue.

CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant that it and any majority owned subsidiary will not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than dividends to the Company by a wholly-owned subsidiary of the Company) (i) during an Extension Period (as defined in the accompanying Prospectus Supplement or Supplements), (ii) if there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Debenture Indenture or (iii) if the Company shall be in default with respect to its payment obligations under any Guarantee. The Company will also covenant (i) to maintain direct or indirect 100% ownership of the General Partner and will cause the General Partner to maintain 100% ownership of the general partner interests of Met-Ed Capital, (ii) to cause the General Partner to maintain General Partner interests representing 3% of all interests in the capital, income, gain, loss, deduction and credit of Met-Ed Capital, (iii) to cause the General Partner to timely perform all of its duties as general partner of Met-Ed Capital (including the duty to pay distributions on the Preferred Securities), and (iv) to use its reasonable efforts to cause Met-Ed Capital to remain a limited partnership and otherwise continue to be treated as a partnership for federal income tax purposes.

     Met-Ed Capital may not waive compliance or waive any default in compliance by the Company with any covenant or other term in the Debenture Indenture without the approval of the Special Representative or without the direction of the holders of a majority of the aggregate stated liquidation preference of the Preferred Securities.

MODIFICATION OF THE DEBENTURE INDENTURE WITHOUT APPROVAL

     The Debenture Indenture contains provisions permitting the Company and the Debenture Trustee, without the consent of the Special Representative or Met-Ed Capital (as holder of the Subordinated Debentures), to modify the Debenture Indenture or any supplemental indenture: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions of the Debenture Indenture regarding a successor to the Company; (iii) to provide for uncertificated Subordinated Debentures in addition to or in place of certificated Subordinated Debentures; (iv) to make any other change that does not adversely affect the rights of any holder of the Subordinated Debentures; (v) to comply with any requirement for qualification of the Debenture Indenture under the Trust Indenture Act of 1939, as amended; and (vi) to set forth the terms and conditions of any series of Subordinated Debentures.

MODIFICATIONS OF THE DEBENTURE INDENTURE WITH APPROVAL

     The Debenture Indenture contains provisions permitting the Company the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debentures which are affected by the amendment or waiver, to amend the Debenture Indenture or the Subordinated Debentures or to waive compliance by the Company with any provisions of the Debenture Indenture or the Subordinated Debentures; provided that no such amendment or waiver may, without the consent of the holder of each outstanding Subordinated Debenture affected thereby, (a) reduce the principal amount of the Subordinated Debentures, (b) reduce the percentage of principal amount of outstanding Subordinated Debentures of any series, the consent of holders of which is required for amendment of the Debenture Indenture or for waiver of compliance with certain provisions of the Debenture Indenture or for waiver of certain defaults, (c) change the stated maturity date of the principal of, or the interest or the rate of interest on, the Subordinated Debentures, (d) change the redemption provisions applicable to the Subordinated Debentures adversely to the holders thereof, (e) impair the right to institute suit for the enforcement of any payment with respect to the Subordinated Debentures, (f) change the currency in which payment with respect to the Subordinated Debentures are to be made, (g) change the subordination provisions applicable to the Subordinated Debentures adversely to the holders thereof, or (h) waive a default in the payment of the principal of, or interest on, any Subordinated Debenture.

EVENTS OF DEFAULT

     The following are Events of Default under the Debenture Indenture: (i) default for 15 days in payment of any interest on any series of the Subordinated Debentures (other than as may be permitted by the terms thereof and as described in a Prospectus Supplement); (ii) default in payment of principal of (or premium, if any, on) any Subordinated Debentures; (iii) default for 60 days after notice in the performance of any other covenant or agreement in the Debenture Indenture or any series of Subordinated Debentures, or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. In case an Event of Default under the Debenture Indenture shall occur and be continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company, in which case principal and interest on all of the Subordinated Debentures shall become immediately due and payable), the Debenture Trustee, Met-Ed Capital (as holder of the Subordinated Debentures) or the Special Representative may declare the principal of all the Subordinated Debentures to be due and payable. Under certain circumstances, a declaration of acceleration with respect to Subordinated Debentures may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of or interest on the Subordinated Debentures) may be waived only by the Special Representative or by Met-Ed Capital at the direction of the holders of a majority in aggregate outstanding liquidation preference of Preferred Securities. The Company is required to furnish to the Debenture Trustee annually a statement as to the performance by the Company of its obligations under the Debenture Indenture and as to any default in such performance.

ENFORCEMENT OF CERTAIN RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     So long as any Subordinated Debentures are held by Met-Ed Capital, the holders of the Preferred Securities will have the rights referred to under "Description of the Preferred Securities--Voting Rights," including the right to appoint a Special Representative authorized to exercise the rights of Met-Ed Capital, as the holder of the Subordinated Debentures, to declare the principal of and interest on the Subordinated Debentures due and payable and to enforce the obligations of the Company under the Subordinated Debentures and the Debenture Indenture directly against the Company, without first proceeding against Met-Ed Capital or any other person or entity.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Debenture Indenture provides that the Company may not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all its assets (either in one transaction or a series of transactions) to any person unless, among other things (i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture all of the obligations of the Company under the Subordinated Debentures and the Debenture Indenture and (ii) immediately prior to and after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, sale, transfer or other disposition of the assets of the Company substantially as an entirety, the successor corporation


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


formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Debenture Indenture with the same effect as if such successor corporation had been named as the Company therein and the Company will be released from all obligations under the Debenture Indenture. For purposes of the Debenture Indenture, the conveyance or other transfer by the Company of (a) all or any portion of its facilities for the generation of electric energy, or (b) all of its facilities for the transmission of electric energy, in each case considered alone or in combination with properties described in the other clause, shall in no event be deemed to constitute a conveyance or other transfer of all the assets of the Company, as or substantially as an entirety.

DEFEASANCE AND DISCHARGE

     Under the terms of the Debenture Indenture, the Company will be deemed to have paid and discharged the entire indebtedness of the Subordinated Debentures if the Company irrevocably deposits with the Debenture Trustee or other paying agent, in trust (i) cash and/or (ii) United States Government Obligations (as defined in the Debenture Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Subordinated Debentures then outstanding on the dates such payments are due in accordance with the terms of the Subordinated Debentures. A condition to any such discharge is the delivery by the Company to the Debenture Trustee of either a private Internal Revenue Service Ruling or an opinion of counsel to the effect that the holders of the Subordinated Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Debenture Indenture.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     Subject to the provisions of the Debenture Indenture relating to its duties, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture, unless the Debenture Trustee receives security and indemnity reasonably satisfactory to it. Subject to such provision for indemnification, the holders of a majority in principal amount of the Subordinated Debentures then outstanding thereunder or the Special Representative will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee thereunder, or exercising any trust or power conferred on the Debenture Trustee.

     The Debenture Indenture contains limitations on the right of the Debenture Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Debenture Trustee may be deemed to have a conflicting interest and may be required to resign as Debenture Trustee if at the time of default under the Debenture Indenture it is a creditor of the Company. The United States Trust Company of New York also acts as the Senior Note Trustee and the Mortgage Trustee.


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


                              PLAN OF DISTRIBUTION

     The Company and/or the Trust may sell the Senior Notes and Trust
Securities: (i) directly to purchasers; (ii) to or through underwriters; or
(iii) through agents or dealers. The Prospectus Supplement with respect to the each series of Senior Notes and Trust Securities will set forth the terms of the offering thereof, including the name or names of any such underwriters, agents or dealers; the purchase price of and the net proceeds to the Company and/or the Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; the initial public offering price; any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such series of Senior Notes or Trust Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in any sale, the Senior Notes or Trust Securities, as the case may be, will be acquired by such underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Senior Notes and Trust Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Senior Notes or Trust Securities, as the case may be, will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such series of Senior Notes or Trust Securities if any are purchased.

     If dealers are utilized in a sale of Senior Notes or Trust Securities, the Company and/or the Trust will sell such securities to the dealers as principal. The dealers may then resell such Senior Notes or Trust Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Senior Notes and Trust Securities may be sold directly by the Company and/or the Trust or through agents designated by the Company and/or the Trust from time to time. Any agent involved in the offer or sale of the Senior Notes or Trust Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the Trust to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     Agents, dealers and underwriters may be entitled under agreements with the Company and/or the Trust to indemnification by the Company and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments


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


which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company and/or the Trust in the ordinary course of business.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Company, the Trust and Met-Ed Capital by Berlack, Israels & Liberman LLP, New York, New York and Ryan, Russell, Ogden & Seltzer LLP, Reading, Pennsylvania and for the underwriters by Thelen Reid & Priest LLP, New York, New York. Certain matters of Delaware law relating to the validity of the Trust Securities and Preferred Securities will be passed upon on behalf of the Company, the Trust, Met-Ed Capital and the General Partner by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company, the Trust, Met-Ed Capital and the General Partner. Berlack, Israels & Liberman LLP, Ryan, Russell, Ogden & Seltzer LLP and Thelen Reid & Priest LLP may rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Berlack, Israels & Liberman LLP and Thelen Reid & Priest LLP may rely on the opinion of Ryan, Russell, Ogden & Seltzer, LLP as to matters of Pennsylvania law. Attorneys of Berlack, Israels & Liberman LLP own an aggregate of 14,560 shares of the Common Stock of the Company's parent, GPU, Inc.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, are incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


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